Exhibit 2.1

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of this 29th day of March, 2016, and is among Vanguard Operating, LLC, a Delaware limited liability company (“Seller”); and NonOp Solutions III, L.P., a Delaware limited partnership (“NonOp III”), and NonOp Solutions IV LP, a Delaware limited partnership (“NonOp IV” and, together with NonOp III, collectively, “Buyer”). Seller and Buyer are each a “Party,” and collectively the “Parties.”
RECITALS
Seller desires to sell and assign, and Buyer desires to purchase and pay for, all of Seller’s right, title and interest in and to the Assets (as defined hereinafter) effective as of the Effective Time (as defined hereinafter).
NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
1.1    Defined Terms. Capitalized terms used herein shall have the meanings set forth in Appendix I, unless the context otherwise requires.
1.2    References and Rules of Construction. All references in this Agreement to Appendices, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Appendices, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to Article, Section or subsection hereof in which such words occur. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” All references to “$” or “dollars” shall be deemed references to United States Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the date of this Agreement. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices, Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.

ARTICLE II
PURCHASE AND SALE
2.1    Purchase and Sale. At the Closing, subject to the terms and conditions of this Agreement, (x) Seller agrees to sell to NonOp IV, and NonOp IV agrees to purchase and pay for an undivided fifty-eight percent (58%) of the interests represented on Exhibit A, Exhibit A-1, Exhibit A-2 and Schedule 3.8, and in addition, all of Seller’s right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, and (y) Seller agrees to sell to NonOp III, and NonOp III agrees to purchase and pay for an undivided forty-two percent (42%) of the interests represented on Exhibit A, Exhibit A-1, Exhibit A-2 and Schedule 3.8, and in addition, all of Seller’s right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to the interests described in Schedule 3.8 and the following assets (such assets, less and except the Excluded Assets, collectively, the “Assets”):
(a)    all of the oil and gas leases, oil, gas and/or mineral leases, subleases and other leaseholds, carried interests, mineral fee interests (including, but not limited to, the mineral fee interests listed on Exhibit A-2), overriding royalty interests (including, but not limited to, the overriding royalty interests listed on Exhibit A-2), reversionary rights, farmout rights, options, and other properties and interests described in Exhibit A, subject to any reservations or depth restrictions described in Exhibit A, together with any and all other right, title and interest of Seller in and to the leasehold estates created thereby subject to the terms, conditions, covenants and obligations set forth in such leases and/or Exhibit A, and all other interests of Seller of any kind or character in such leases, subject (in each case) to any reservations or depth restrictions described in Exhibit A (such interest in such leases, the “Leases”);
(b)    the lands covered by the Leases or the lands pooled, unitized, communitized or consolidated therewith (such lands covered by the Leases or pooled, unitized, communitized or consolidated therewith, the “Lands”);
(c)    all oil, gas, water, CO2, disposal or injection wells, whether producing, shut-in, plugged or abandoned, located on any of the Lands or Leases or on any other lease with which any Lease has been unitized (such interest in such wells, including the wells set forth in Exhibit A-1, the “Wells”), all Hydrocarbons produced therefrom or allocated thereto and all inventories of Hydrocarbons produced therefrom or allocated thereto that are in storage or existing in pipelines and/or plants (including inventory) and upstream of the pipeline connection or upstream of the sales meter as of the Effective Time;
(d)    all rights and interests in, under or derived from all unitization and pooling agreements in effect with respect to any portion of the Lands or all or a part of any of the Leases or any Wells and the units created thereby (including the units set forth in Exhibit A-1, the “Units”, such Units together with the Leases, Lands, Wells and the mineral fee interests and overriding royalty interests listed on Exhibit A-2, or in cases where there is no Unit, the Leases together with the Lands, Wells and the mineral fee interests and overriding royalty interests listed on Exhibit A-2, being hereinafter referred to collectively as the “Properties” and individually as a “Property”), and including all interest of Seller in Hydrocarbons produced from any such Unit, whether such Unit

Hydrocarbon production comes from Wells located on or off of a Lease, and all tenements, hereditaments and appurtenances belonging to the Leases and Units;
(e)    all Applicable Contracts and all rights thereunder, including certain firm transportation agreements, excluding any Applicable Contracts to the extent transfer is subject to a Consent not obtained pursuant to Section 11.4;
(f)    all permits, licenses, easements, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, or used or held for use primarily in connection with the ownership or operation of any of the Properties or other Assets, excluding any of the foregoing to the extent transfer is subject to a Consent not obtained pursuant to Section 11.4;
(g)    all equipment, machinery, fixtures and other personal, moveable and mixed property and improvements, operational and nonoperational, known or unknown, located on any of the Properties or other Assets or primarily used in connection therewith, including pipelines, gathering systems, manifolds, buoys, well equipment, power lines, telephone and telegraph lines, boilers, casing, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, processing and separation facilities, compression facilities, injection facilities, buildings, structures, roads, materials and other items primarily used in the operation thereof (collectively, the “Personal Property”);
(h)    all Imbalances relating to the Assets; and
(i)    all of the files, records, information and data, whether written or electronically stored, primarily relating to the Assets in Seller’s or its Affiliates’ possession, including: (i) Lease, Land and Well files; (ii) land and title records (including abstracts of title, title opinions, title curative documents and land surveys); (iii) Applicable Contract files; (iv) surface rights files and records; (v) correspondence; (vi) operations, environmental and production records; (vii) facility and well records ; (viii) non-confidential logs, maps, engineering data and reports; and (ix) all other files and books, records, data, files, maps and accounting records to the extent used or held for use primarily in connection with the maintenance or operation of the Assets (collectively, “Records”).
2.2    Excluded Assets. Seller shall reserve and retain all of the Excluded Assets.
2.3    Revenues and Expenses. Subject to the provisions hereof, Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall remain responsible (by payment, through the adjustments to the Purchase Price hereunder or otherwise) for all Operating Expenses, in each case, attributable to the Assets for the period of time prior to the Effective Time. Subject to the provisions hereof, and subject to the occurrence of Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds), and shall be responsible (by payment, through the adjustments to the Purchase Price hereunder or otherwise) for all Operating Expenses, in each case, attributable to the Assets for the period of time from and after the Effective Time. “Operating Expenses” means all operating expenses (including costs of insurance and ad valorem, property, severance, production and similar Taxes based upon or measured by or attributable to the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding any other Taxes) and capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business and overhead costs charged to the Assets under the relevant operating agreement, unit agreement, pooling agreement, pre-pooling agreement, pooling order or similar instrument, or if none, charged to the Assets on the same basis as charged on the date of this Agreement and, in addition to the foregoing items, an overhead charge by Seller of $216,000 per month ($1,564 x 135 wells) (prorated for any partial months, as applicable), but excluding Liabilities attributable to (i) personal injury or death, property damage or violation of any Law, (ii) Decommission obligations, (iii) environmental matters, including obligations to remediate any contamination of water or Personal Property under applicable Environmental Laws, (iv) obligations with respect to Imbalances, or (v) obligations to pay Working Interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, including those held in suspense. After Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Operating Expenses for which such Party is entirely or in part responsible under the terms of this Section 2.3.
ARTICLE III
PURCHASE PRICE
3.1    Purchase Price. The purchase price for the Assets shall be $280,000,000 (the “Purchase Price”), adjusted in accordance with this Agreement and payable by Buyer to Seller at Closing by wire transfer in same day funds to a bank account of Seller (the details of which shall be provided by Seller to Buyer in the Preliminary Settlement Statement).
3.2    Deposit.
(a)    Within one Business Day after the execution of this Agreement, Buyer shall deposit by wire transfer in same day funds with the Escrow Agent the sum of $28,000,000, representing ten percent (10%) of the Purchase Price (such amount, together with any interest or other earnings thereon, the “Deposit”). In connection with the Deposit, Buyer, Seller and the Escrow Agent shall enter into the Escrow Agreement.
(b)    If Closing occurs, the Deposit shall be applied toward the Adjusted Purchase Price to be paid by Buyer at Closing and (i) the Parties shall execute such joint instruction or other instrument as is necessary to cause the Escrow Agent to distribute the amount of the Deposit to Seller less the sum of $7,500,000, and (ii) the sum of $7,500,000 of the Deposit shall be retained in the escrow account established pursuant to the Escrow Agreement to satisfy (but not serve as a cap or other limitation of) amounts that may be owed by Seller to Buyer with respect to the indemnities of Seller under this Agreement, the Transition Services Agreement, the special warranty of title in the Assignment and the Deed or any Title Indemnity Agreement. Such amount retained in the escrow account following the Closing, together with any interest or other earnings thereon, shall be referred to herein as the “Indemnity Escrow”.
3.3    Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows with all such amounts being determined in accordance with GAAP, and the resulting amount shall be herein called the “Adjusted Purchase Price”:

(a)    The Purchase Price shall be adjusted upward by the following amounts (without duplication):
(i)    an amount equal to the value of all Hydrocarbons attributable to the Assets in storage or existing in pipelines and/or plants (including inventory) and upstream of the pipeline connection or upstream of the sales meter as of the Effective Time, the value to be based upon the contract price in effect as of the Effective Time (or the sales price, if there is no contract price, in effect as of the Effective Time), less (A) Burdens on such production and (B) severance, production and similar Taxes deducted by the purchaser of such production; provided, however, that the adjustment contemplated by this paragraph shall be made only to the extent that Seller does not receive and retain the proceeds, or portion thereof, attributable to the sale of such Hydrocarbons;
(ii)    an amount equal to all Operating Expenses and all other costs and expenses paid by Seller that are attributable to the ownership of the Assets during the Interim Period, whether paid before or after the Effective Time, including (A) bond and insurance premiums paid by or on behalf of Seller with respect to the Interim Period, (B) Burdens, (C) rentals and other lease maintenance payments and (D) property, severance and production Taxes and any other Taxes (exclusive of income Taxes) based upon or measured by the ownership of the Assets, the production of Hydrocarbons, or the receipt of proceeds therefrom;
(iii)    the amount of all Taxes allocated to Buyer but paid by Seller in accordance with Section 15.2 plus, for purposes of the Final Settlement Statement, an amount equal to $1,000,000, in consideration of Seller's agreements under Section 15.2;
(iv)    subject to Section 3.10, to the extent that Seller is underproduced as shown with respect to the net Well Imbalances set forth in Schedule 4.12, as complete and final settlement of all Well Imbalances attributable to the Assets, the sum of $0.00 which is an amount equal to the product of the underproduced volumes times (A) $2.15 per Mcf for gaseous Hydrocarbons or (B) $10.50 per barrel for liquid Hydrocarbons, as applicable;
(v)    subject to Section 3.10, to the extent that Seller has overdelivered any Hydrocarbons as of the Effective Time as shown with respect to the net Pipeline Imbalances set forth in Schedule 4.12, as complete and final settlement of all Pipeline Imbalances attributable to the Assets, the sum of $0.00 which is an amount equal to the product of the overdelivered volumes times (A) $2.15 per Mcf for gaseous Hydrocarbons or (B) $10.50 per barrel for liquid Hydrocarbons, as applicable;
(vi)    the out-of-pocket cost paid by Seller to obtain the investment banker's opinion in accordance with Section 7.8;
(vii)    to the extent not included as an Operating Expense for which an adjustment was made pursuant to Section 3.3(a)(ii), any insurance premiums paid by or on behalf of Seller with respect to the Interim Period; and
(viii)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer.

(b)    The Purchase Price shall be adjusted downward by the following amounts (without duplication):
(i)    an amount equal to all proceeds actually received by Seller attributable to the ownership or operation of the Assets, including the sale of Hydrocarbons produced therefrom or allocable thereto during the Interim Period, net of (A) expenses (other than Operating Expenses and other expenses taken into account pursuant to Section 3.3(a)) directly incurred in earning or receiving such proceeds, and (B) any sales, excise or similar transfer Taxes in connection therewith not reimbursed to Seller by a Third Party purchaser;
(ii)    if Seller makes the election under Section 11.2(d)(i) with respect to a Title Defect, the Title Defect Amount with respect to such Title Defect if the Title Defect Amount has been determined prior to Closing;
(iii)    if Seller makes the election under Section 12.1(b)(i)(A)(1) with respect to an Environmental Defect, the Remediation Amount with respect to such Environmental Defect if the Remediation Amount has been determined prior to Closing;
(iv)    the Allocated Value of the Assets excluded from the transactions contemplated hereby pursuant to Section 11.2(d)(iii), Section 11.4(a)(i), Section 11.4(b)(i), or Section 12.1(b)(i)(B);
(v)    the amount of all Taxes allocated to Seller but payable by Buyer in accordance with Section 15.2;
(vi)    subject to Section 3.10, to the extent that Seller is overproduced as shown with respect to the net Well Imbalances set forth in Schedule 4.12, as complete and final settlement of all Well Imbalances attributable to the Assets, the sum of $0.00 which is an amount equal to the product of the overproduced volumes times (A) $2.15 per Mcf for gaseous Hydrocarbons or (B) $10.50 per barrel for liquid Hydrocarbons, as applicable;
(vii)    subject to Section 3.10, to the extent that Seller has underdelivered any Hydrocarbons as of the Effective Time as shown with respect to the net Pipeline Imbalances set forth in Schedule 4.12, as complete and final settlement of all Pipeline Imbalances attributable to the Assets, the sum of $0.00 which is an amount equal to the product of the underdelivered volumes times (A) $2.15 per Mcf for gaseous Hydrocarbons or (B) $10.50 per barrel for liquid Hydrocarbons, as applicable;
(viii)    an amount equal to all proceeds from sales of Hydrocarbons relating to the Assets actually received by Seller and payable to owners of Working Interests, royalties, overriding royalties and other similar interests (in each case) that are held by Seller in suspense or, to the extent attributable to the ownership or operation of the Assets prior to the Effective Time, such amounts that remain unpaid by Seller as of the Closing Date; and
(ix)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer.

3.4    Adjustment Methodology. When available, actual figures will be used for the adjustments to the Purchase Price at Closing. To the extent actual figures are not available, estimates will be used subject to final adjustments in accordance with Section 3.6 and Section 3.7.
3.5    Preliminary Settlement Statement. Not less than five (5) Business Days prior to Closing, Seller shall prepare and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth the Adjusted Purchase Price, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with reasonable supporting information reasonably necessary for Buyer to verify such adjustments and the designation of Seller’s accounts for the wire transfers of funds as required by Section 3.1 and Section 9.3(d). Within two (2) Business Days of receipt of the Preliminary Settlement Statement, Buyer will deliver to Seller a written report containing all changes with the explanation therefor that Buyer proposes to be made to the Preliminary Settlement Statement. The Parties shall in good faith attempt to agree on the Preliminary Settlement Statement as soon as possible after Seller’s receipt of Buyer’s written report. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing; provided that if the Parties do not agree upon an adjustment set forth in the Preliminary Settlement Statement, then the amount of such adjustment used to adjust the Purchase Price at Closing shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Seller to Buyer pursuant to this Section 3.5, subject to subsequent adjustments pursuant to Section 3.6.
3.6    Final Settlement Statement. On or before ninety (90) days after Closing, a final settlement statement (the “Final Settlement Statement”) will be prepared by Seller, based on actual income and expenses during the Interim Period and which takes into account all final adjustments made to the Purchase Price and shows the resulting final Purchase Price (the “Final Price”). The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. Seller shall at Buyer’s request supply reasonable documentation available to support any credit, charge, receipt or other item. As soon as reasonably practicable, and in any event within thirty (30) days, after receipt of the Final Settlement Statement, Buyer shall return to Seller a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Any changes not so specified in the Dispute Notice shall be deemed waived and Seller’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in the Dispute Notice shall prevail. If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller will be deemed to be correct and will be final and binding on the Parties and not subject to further audit or arbitration. If the Final Price set forth in the Final Settlement Statement is mutually agreed upon by Seller and Buyer, the Final Settlement Statement and the Final Price shall be final and binding on the Parties hereto (other than with respect to amounts not accounted for therein or settled thereby, which amounts shall be subject to the provisions of Section 3.9). Any difference in the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Price shall be paid by the owing Party within ten (10) days of final determination of such owed amounts in accordance herewith to the owed Party. All amounts paid pursuant to this

Section 3.6 shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party.
3.7    Disputes. If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and Seller shall within ten (10) Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of twenty pages or less and submit such summaries to the Houston, Texas office of Grant Thornton or such other Person as the Parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit. Within ten (10) Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against any of the Parties in any court of competent jurisdiction. The Accounting Arbitrator shall act as an expert for the specific disputed matters submitted by either Party and may not award damages or penalties to either Party with respect to any matter. The costs of such Accounting Arbitrator shall be borne one-half by Buyer and one-half by Seller.
3.8    Allocation of Purchase Price / Allocated Values. Buyer and Seller agree that the Purchase Price and any Assumed Obligation or other items treated as consideration for federal income Tax purposes shall be allocated among the Assets in accordance with Section 1060 of the Code as set forth in Schedule 3.8 to this Agreement (the “Allocated Values”), which schedule shall be prepared by Buyer. Each Party shall utilize the Allocated Values, as updated by mutual agreement of the Parties to reflect any adjustment to the Purchase Price pursuant to this Agreement for purposes of all federal, state and local Tax Returns and reports, including Internal Revenue Service Form 8594, and neither any Party nor its Affiliates shall take any position on any Tax Return that is inconsistent with such Allocated Values, as adjusted, unless such position is mutually agreed by the Parties or required to be taken pursuant to a final determination, as defined in Section 1313 of the Code. Buyer and Seller agree that such allocation, as adjusted, is reasonable and shall not take any position inconsistent therewith, including in notices to Preferential Purchase Right holders. Seller and Buyer agree to promptly advise the other regarding the existence of any Tax audit or controversy regarding the correctness of the Allocated Values or any adjustment thereto.
3.9    Post-Closing Adjustments after Final Settlement Statement.
(a)    If, during the period from and after the Parties’ agreement upon the Final Settlement Statement up until the first (1st) anniversary of Closing, (%3) any Party receives monies belonging to the other, including proceeds of production, then such amount shall promptly be paid over to the proper Party, (%3) any Party pays monies for Operating Expenses which are the obligation of the other Party hereto, then such other Party shall promptly reimburse the Party which paid such Operating Expenses upon receipt of an invoice from such paying Party, (%3) a Party receives an invoice of an expense or obligation which is owed by the other Party, such Party receiving the invoice shall promptly forward such invoice to the Party obligated to pay the same, and (%3) if an invoice or other evidence of an obligation is received by a Party, which is partially an obligation of both Seller and Buyer, then the Parties shall consult with each other, and each shall promptly pay its portion of such obligation to the obligee.
(b)    If, during the period from and after the Parties’ agreement upon the Final Settlement Statement up until the date that is six (6) months after the Closing, any Party becomes aware of an issue that, if such party had been aware of such issue prior to the agreement of the Final Settlement Statement, such party would have raised it in connection with the Final Settlement Statement and such item would have been required to be incorporated as an adjustment in the Final Settlement Statement, such Party shall notify the other Party of the existence of such issue and the Parties shall, in good faith, attempt to reconcile such issue in the same manner as they would have in connection with the Final Settlement Statement. If the Parties are unable to resolve any such issues within ten (10) Business Days after notification thereof, such issues shall be resolved in the same manner as provided in Section 3.7.
3.10    Allocation for Imbalances at Closing. If, prior to Closing, either Party discovers an error in the Imbalances set forth in Schedule 4.12, then the Purchase Price shall be further adjusted at Closing pursuant to Section 3.3(a)(iv), Section 3.3(a)(v), Section 3.3(b)(vi) or Section 3.3(b)(vii), as applicable, and Schedule 4.12 will be deemed amended immediately prior to Closing to reflect the Imbalances for which the Purchase Price is so adjusted.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Subject to the matters specifically listed or disclosed in the Schedules to this Agreement, Seller represents and warrants to Buyer the following:
4.1    Organization, Existence and Qualification. Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Seller has all requisite power and authority to own and operate its property (including, its interests in the Assets) and to carry on its business as now conducted. Seller is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law.
4.2    Authority, Approval and Enforceability. Seller has full power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which it is a party have been duly and validly authorized and approved by all necessary limited liability company action on the part of Seller. This Agreement is, and the Transaction Documents to which Seller is a party when executed and delivered by Seller will be, the valid and binding obligations of Seller and enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
4.3    No Conflicts. Assuming the receipt of all Consents and the waiver of, or compliance with, all Preferential Purchase Rights, the execution, delivery and performance by Seller of this

Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational documents of Seller, (b) result in a default (with due notice or lapse of time or both) or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, loan or similar financing instrument or other Material Contract or (c) violate any Law applicable to Seller or any of the Assets, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a Material Adverse Effect.
4.4    Consents. Except (%3) as set forth in Schedule 4.4, (%3) for Customary Post-Closing Consents, (%3) under Contracts that are terminable upon not greater than sixty (60) days’ notice without payment of any fee, and (%3) for Preferential Purchase Rights, there are no restrictions on assignment, including requirements for consents from Third Parties to any assignment (in each case), that Seller is required to obtain in connection with the transfer of the Assets by Seller to Buyer or the consummation of the transactions contemplated by this Agreement by Seller (each, a “Consent”). Except as set forth in Schedule 4.4, none of the Leases or Material Contracts is subject to any Hard Consents.
4.5    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened in writing against Seller or any Affiliate of Seller.
4.6    Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445 of the Code.
4.7    Litigation. Except as set forth in Schedule 4.7, there is no suit, action or litigation by any Third Party before any Governmental Authority, and no legal, administrative or arbitration proceeding, (in each case) pending or, to Seller’s Knowledge, threatened in writing against (a) the Assets, or (b) Seller, which, with respect to clause (b), if determined adversely to Seller, would be or would reasonably be expected to be material to Seller or the Assets.
4.8    Material Contracts.
(c)    Except for Contracts entered into in accordance with Section 6.1, Schedule 4.8 sets forth all Applicable Contracts of the type described below (collectively, the “Material Contracts”):
(i)    any Applicable Contract that can reasonably be expected to result in aggregate payments by Seller of more than $100,000 during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
(ii)    any Applicable Contract that can reasonably be expected to result in aggregate revenues to Seller of more than $100,000 during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(iii)    any Hydrocarbon purchase and sale, transportation, processing, gathering, treatment, exchange or similar Applicable Contract that is not terminable without penalty upon sixty (60) days or less notice;
(iv)    any indenture, mortgage, loan, credit or sale-leaseback or similar Applicable Contract that can reasonably be expected to result in aggregate payments by Seller of more than $100,000 during the current or any subsequent calendar year;
(v)    any Applicable Contract that constitutes a lease under which Seller is the lessor or the lessee of real or Personal Property which lease (A) cannot be terminated by Seller without penalty upon sixty (60) days or less notice and (B) involves an annual base rental of more than $100,000;
(vi)    any Applicable Contract to sell, lease, farmout, or otherwise dispose of any interest in any of the Assets after the Effective Time, other than (A) conventional rights of reassignment arising in connection with Seller’s surrender or release of any of the Assets and (B) Preferential Purchase Rights;
(vii)    any farmout or farmin agreement, pre-pooling agreement, participation agreement, exploration agreement, development agreement, joint operating agreement, unit agreement or similar Applicable Contract;
(viii)    any Applicable Contract that would obligate Buyer to drill additional wells or conduct other material development operations after the Closing;
(ix)    any Applicable Contract that provides for an area of mutual interest, non-competition covenant, or any provision similar to the foregoing, or that would otherwise restrict Buyer’s actions after the Closing with respect to the Assets;
(x)    any Applicable Contract that provides for any call upon, option to purchase or similar rights with respect to the Assets or to the production therefrom or the processing thereof; and
(xi)    any Applicable Contract between Seller and any Affiliate of Seller that will not be terminated prior to Closing.
(d)    Except as set forth in Schedule 4.8, there exists no material default under any Material Contract or Lease by Seller or, to Seller’s Knowledge, by any other Person that is a party to such Material Contract or Lease, and no event has occurred that with notice or lapse of time or both would constitute any material default under any such Material Contract or Lease by Seller or, to Seller’s Knowledge, any other Person who is a party to such Material Contract or Lease. All Material Contracts and Leases are in full force and effect and constitute valid and binding obligations of Seller. Production from each Lease held by production (as designated on Exhibit A) is, and at all necessary times has been, in paying quantities as required under such Lease.

4.9    No Violation of Laws. To Seller’s Knowledge, except as set forth in Schedule 4.9, the Assets are, and the ownership and operation of the Assets have been and currently are, in material compliance with the provisions and requirements of all applicable Laws governing the Assets, or the ownership, operation, development, maintenance or use of any of the Assets. This Section 4.9 does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Section 4.14.
4.10    Preferential Rights. Except as set forth in Schedule 4.10, there are no preferential purchase rights, rights of first refusal or other similar rights that are applicable to the transfer of the Assets in connection with the transactions contemplated hereby (each a “Preferential Purchase Right”).
4.11    Royalties, Etc. Except for such items that are being held in suspense for which the Purchase Price is adjusted pursuant to Section 3.3(b)(viii), Seller has paid all Burdens with respect to the Assets due by Seller. Schedule 4.11 sets forth all items that are being held in suspense as of January 1, 2016 arising (a) with respect to the Seller Operated Assets, and (b) to Seller’s Knowledge, with respect to the Non-Operated Assets.
4.12    Imbalances. Schedule 4.12 sets forth all material Imbalances as of the Effective Time arising (a) with respect to the Seller Operated Assets, and (b) to Seller’s Knowledge, with respect to the Non-Operated Assets.
4.13    Current Commitments. Schedule 4.13 sets forth, as of the date of this Agreement, all authorities for expenditures (“AFEs”) relating to the Assets to drill or rework wells or for other capital expenditures pursuant to any of the Applicable Contracts for which all of the activities anticipated in such AFEs or commitments have not been completed by the date of this Agreement and that could reasonably be expected to require expenditures after the Effective Time in excess of $100,000 net to the Seller’s Working Interest in the affected Asset.
4.14    Environmental.
(a)    With respect to the Assets, Seller has not entered into, and is not subject to, any agreements, consents, orders, decrees, judgments, license or permit conditions, or other directives of any Governmental Authority that are in existence as of the date of this Agreement, that are based on any Environmental Laws, that relate to the future use of any of the Assets and that require any change in the present conditions of any of the Assets.
(b)    Except as set forth in Schedule 4.14, as of the date of this Agreement, Seller has not received written notice from any Person of any release or disposal of any Hazardous Substance concerning any land, facility, asset or property included in the Assets that: (i) interferes with or prevents material compliance by Seller with any Environmental Law or the terms of any license or permit issued pursuant thereto; or (ii) gives rise to or results in any material common Law or other liability of Seller to any Person.
(c)    To Seller’s Knowledge, the ownership and operation of the Seller Operated Assets is presently being conducted in compliance with Environmental Laws in all material respects.

(d)    To Seller’s Knowledge, there has been no material escape, discharge, release, contamination or disposal resulting from Hydrocarbon activities on the Seller Operated Assets which requires remediation, notice or other corrective action under any Environmental Laws and which has not been previously cured or otherwise remedied in full.
4.15    Taxes. Except as set forth in Schedule 4.15, (a) during the period of Seller’s ownership of the Assets, all Taxes based on or measured by the ownership of the Assets, the production of Hydrocarbons or the receipt of proceeds therefrom (including all severance, production and other similar Taxes) that have become due and payable have been timely paid; (b) all Tax Returns that were required to be filed by Seller with respect to the Assets have been duly and timely filed, and all such Tax Returns are correct and complete in all material respects; (c) there are no encumbrances for Taxes on the Assets, other than Permitted Encumbrances; (d) Seller has not received any written notice of any pending claim (which remains outstanding) from any applicable Taxing Authority for assessment of Taxes with respect to the Assets and, to Seller’s Knowledge, no such claim has been made or threatened; (e) no audit, administrative, judicial or other proceeding for assessment of Taxes with respect to the Assets has been commenced by any Taxing Authority or is presently pending; and (f) none of the Assets are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.
4.16    Brokers’ Fees. Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall have any responsibility.
4.17    Condemnation. To Seller’s Knowledge, there is no actual or threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or the threat of condemnation.
4.18    Equipment. To Seller’s Knowledge, taken as a whole, the equipment used in connection with the Seller Operated Assets has been maintained in operable repair, working order and operating condition and is adequate for normal operation of the Seller Operated Assets consistent with current practices.
4.19    Plugging and Abandonment. Seller has not abandoned, or agreed to abandon, any Wells or facilities included in the Seller Operated Assets since the Effective Time and, to Seller’s Knowledge, there are no dry holes, or otherwise inactive wells, located on the Lands included in the Assets, other than wells that have been properly plugged and abandoned.
4.20    Sale Process. The Assets were thoroughly and widely marketed to sophisticated third parties and sold pursuant to bidding procedures designed by an investment banking firm engaged by Seller to obtain the best terms for which to sell the Assets, taking into account price and all other terms of the transaction.
ARTICLE V
BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller the following:
5.1    Organization, Existence and Qualification. Each of NonOp III and NonOp IV is a limited partnership duly formed, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Each of NonOp III and NonOp IV is duly licensed or qualified to do business as a foreign limited partnership in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law except where the failure to be so qualified would not have a material adverse effect upon the ability of NonOp III or NonOp IV, respectively, to consummate the transactions contemplated by this Agreement.
5.2    Authority, Approval and Enforceability. Buyer has full power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party have been duly and validly authorized and approved by all necessary limited partnership action on the part of Buyer. This Agreement is, and the Transaction Documents to which Buyer is a party when executed and delivered by Buyer will be, the valid and binding obligation of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
5.3    No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational documents of Buyer, (b) result in a default (with due notice or lapse of time or both) or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, loan or similar financing instrument or other material agreement to which Buyer is a party or by which Buyer or any of its property may be bound or (c) violate any Law applicable to Buyer or any of its property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.
5.4    Consents. Except for Customary Post-Closing Consents, there are no consents or other restrictions on assignment, including requirements for consents from Third Parties to any assignment, (in each case) that Buyer is required to obtain in connection with the consummation of the transactions contemplated by this Agreement by Buyer.
5.5    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened in writing against Buyer or any Affiliate of Buyer.
5.6    Litigation. There is no suit, action or litigation by any Person by or before any Governmental Authority, and no legal, administrative or arbitration proceeding, (in each case) pending, or to Buyer’s Knowledge, threatened in writing against Buyer that would have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement.
5.7    Financing. Buyer has access to, and shall have as of the Closing Date, sufficient cash in immediately available funds with which to pay the Purchase Price, consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement and the Transaction Documents.
5.8    Regulatory. Buyer or its designee shall be at Closing, and thereafter shall continue to be, qualified per applicable Law to own and assume operatorship of the Assets in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated by this Agreement will not cause Buyer or its designee to be disqualified as such an owner or operator. To the extent required by any applicable Laws, as of the Closing, Buyer or its designee will maintain lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, all applicable Laws governing the ownership and operation of the Assets.
5.9    Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer (a) has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors of Seller, and (b) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Assets.
5.10    Brokers’ Fees. Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or Seller’s Affiliates shall have any responsibility.
5.11    Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.
ARTICLE VI
CERTAIN AGREEMENTS
6.1    Conduct of Business.
(a)    Except (x) as set forth in Schedule 6.1, and (y) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall from and after the date hereof until Closing:

(x)    operate the Assets in the usual, regular and ordinary manner consistent with past practice;
(xi)    maintain the books of account and Records relating to the Assets in the usual, regular and ordinary manner, in accordance with Seller’s usual accounting practice;
(xii)    maintain its current insurance coverage on the Assets, if any, presently furnished by unaffiliated Third Parties in the amounts and of the types presently in force;
(xiii)    use commercially reasonable efforts to maintain in full force and effect all Leases;
(xiv)    pay, when due, all expenses, Taxes (including severance, production and similar Taxes), revenues, royalties, overriding royalties and other obligations with respect to Seller’s interest in the Assets;
(xv)    meet all commitments with respect to the operations covered by the AFEs and other capital commitments set forth on Schedule 4.13;
(xvi)    not commit to any single operation, or series of related operations, reasonably anticipated by Seller to require future capital expenditures by the owner of the Assets in excess of $100,000 (net to Seller’s interest) or make any capital expenditures related to the Assets in excess of $100,000 (net to Seller’s interest), except for the operations covered by the AFEs and other capital commitments set forth on Schedule 4.13;
(xvii)    not enter into an Applicable Contract that, if entered into on or prior to the date of this Agreement, would be required to be listed in a Schedule attached to this Agreement, or materially amend or change the terms of any Material Contract, except with respect to the operations covered by the AFEs and other capital commitments set forth on Schedule 4.13;
(xviii)    not transfer, sell, mortgage, pledge or dispose of any material portion of the Assets other than the sale and/or disposal of Hydrocarbons in the ordinary course of business and sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment has been obtained; and
(xix)    not commit to do any act prohibited by the foregoing.
Notwithstanding the foregoing, in the event of an emergency or a serious risk to life, property, or the environment, Seller may take or consent to such action as a prudent operator, or non-operator as the case may be, would take and without obtaining Buyer’s prior consent; provided, Seller shall notify Buyer of such action promptly thereafter.
(b)    Buyer acknowledges Seller owns undivided interests in certain of the properties comprising the Assets that it is not the operator thereof, and Buyer agrees that the acts or omissions of the other Working Interest owners (including the operators) who are not Seller or any Affiliate of Seller shall not constitute a breach of the provisions of this Section 6.1, and no action required by a vote of Working Interest owners shall constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 6.1. Notwithstanding the foregoing, from and after the date hereof until Closing, Seller shall promptly notify Buyer of any proposed AFEs, pooling agreements or similar agreements relating to the Assets and provide Buyer with a copy thereof. Upon any such notification, the Parties shall negotiate in good faith to attempt to agree to a reasonable response to such proposed AFE, pooling agreement or similar agreement relating to the Assets.
6.2    Successor Operator. While Buyer acknowledges that it or its designee desires to succeed Seller as operator of those Assets or portions thereof that Seller may presently operate, Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer or its designee shall become successor operator of such Assets since the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator. Seller agrees, however, that as to the Assets it operates, it shall use its commercially reasonable efforts to support Buyer’s or its designee’s efforts to become successor operator of such Assets (to the extent permitted under any applicable joint operating agreement) effective as of Closing (at Buyer’s sole cost and expense) and to designate and/or appoint, to the extent legally possible and permitted under any applicable joint operating agreement, Buyer or its designee as successor operator of such Assets effective as of Closing.
6.3    HSR Act. If applicable, within five (5) Business Days following the execution by Buyer and Seller of this Agreement, Buyer and Seller will each prepare and simultaneously file with the DOJ and the FTC the notification and report form required for the transactions contemplated by this Agreement by the HSR Act, and request early termination of the waiting period thereunder. Buyer and Seller agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. Buyer and Seller shall cooperate with each other and, subject to the terms of the Confidentiality Agreement, shall promptly furnish all information to the other Party that is necessary in connection with Buyer’s and Seller’s compliance with the HSR Act. Buyer and Seller shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto. Each of Seller and Buyer shall use its reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions consummated hereby. Any fees or expenses related to filings required by this Section 6.3 shall be paid by the Buyer. Notwithstanding the foregoing, nothing in this Section 6.3 shall require, or be construed to require, Buyer or its Affiliates to agree to: (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to materially and adversely impact the economic or business benefits to Buyer or any of its Affiliates of the Transaction; or (iii) any material modification or waiver of the terms and conditions of this Agreement.
6.4    Governmental Bonds. Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Authorities and relating to the Assets are transferable to Buyer, including those set forth on Schedule 6.4. On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of the Buyer, replacements for such bonds, letters of credit and guarantees to the extent such replacements are necessary (a) for Buyer’s ownership of the Assets and (b) to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller and/or its Affiliates with respect to the Assets. In addition, at or prior to Closing, Buyer shall deliver to Seller evidence of the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements of such authorities to own and, where appropriate, operate, the Assets.
6.5    Record Retention. Buyer shall, and shall request its successors and assigns to, for a period of seven (7) years following Closing (a) retain the Records, (b) provide Seller, its Affiliates and its and their officers, employees and representatives with access to the Records (to the extent that Seller has not retained the original or a copy) during normal business hours for review and copying at Seller’s expense, and (c) provide Seller, its Affiliates and its and their officers, employees and representatives with access, during normal business hours, to materials received or produced after Closing relating to any indemnity claim made under Section 13.2 for review and copying at Seller’s expense.
6.6    Notification of Breaches. With respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until Closing to notify Buyer of any matter hereafter arising or discovered which, if existing or known at the date hereof or thereafter, would have been required to be set forth or described in the Schedules to Seller’s representations and warranties contained in this Agreement. Upon any such notification, the Parties shall negotiate in good faith to attempt to agree to a reasonable cure of such breach of representation or warranty and if such representation or warranty shall (if curable) be cured to the satisfaction of Buyer prior to Closing, then such breach shall be considered not to have occurred for all purposes of this Agreement. If the Parties are unable to come to a good faith agreement with respect to the cure of such breach of a representation or warranty prior to Closing, then the Parties shall proceed to Closing and Buyer shall continue to have all rights under Section 13.2 with respect to such breach.
6.7    Working Interest/Net Revenue Interest Reconciliation. Prior to Closing, Seller shall use its commercially reasonable efforts to have prepared and delivered to Buyer, with supporting documentation therefor and in reasonably sufficient detail, a revised Exhibit A which includes an identification of Seller’s Working Interests and Net Revenue Interests in such of the Leases that represent the top seventy-five percent (75%) of value of the Leases based on the Allocated Values of such Leases. The information provided by Seller pursuant to this Section 6.7 shall, on a consolidated basis with the mineral fee interests and overriding royalty interests which appear on Exhibit A-2, be consistent with the calculation of the Working Interests and Net Revenue Interests which are set forth in Schedule 3.8, and shall be deemed to amend, restate and replace the Exhibit A attached hereto.
6.8    Governmental Approvals.
(a)    Buyer, within thirty (30) days after Closing, shall file for approval with the applicable Governmental Authority the Assignment and other state, federal and tribal transfer documents required to effectuate the transfer of the Assets, including all Leases entered into with the Bureau of Indian Affairs or the Bureau of Land Management that are identified on Exhibit A (the "BIA/BLM Leases").  Buyer further agrees promptly after Closing to take all other actions required of it by federal, tribal or state agencies having jurisdiction to obtain all requisite regulatory approvals with respect to this transaction, and to use its best efforts to obtain the unconditional approval by such federal, tribal or state agencies, as applicable, of (i) the documents requiring federal, tribal or state approval in order for Buyer to be recognized by the federal, tribal or state agencies as the owner of the Assets, and (ii) its qualification as the operator of record with respect to that portion of the Assets for which it is elected successor operator under the operating agreements applicable to any of the Assets.
(b)    Until all of the governmental approvals provided for in this Section 6.8 have been obtained by Buyer, the following shall occur with respect to the affected portion of the Assets:
(i)    Seller shall continue to hold record title to the affected Leases and other affected portion of the Assets as nominee for Buyer;
(ii)    Buyer shall assume responsibility for all of Buyer’s Assumed Obligations with respect to the affected Leases and other affected portion of the Assets as if Buyer were the record owner of such Leases and other portion of the Assets as of the Effective Time, and shall indemnify Seller with respect to all Liabilities arising in connection with the ownership or operation of such Leases and other Assets, as provided in Section 13.3;
(iii)    Seller shall act as Buyer’s nominee but shall be authorized to act only upon and in accordance with Buyer’s specific written instructions, and Seller shall have no authority, responsibility or discretion to perform any tasks or functions with respect to the affected Leases and other affected portion of the Assets other than those which are purely administrative or ministerial in nature, unless otherwise specifically requested and authorized by Buyer in writing; and
(iv)    if Seller continues to operate the affected Leases and other affected portion of the Assets pending such approval, Seller and Buyer will have the rights and obligations with respect to the operation of such Leases and other Assets set forth in Section 6.1.
For the avoidance of doubt, subject to the terms of this Section 6.8, Seller shall assign, and Buyer shall purchase and pay for, the affected Leases at Closing.
(c)    If the federal, tribal or state agency refuses to approve the Assignment as contemplated by this Section 6.8, or fails to do so within twelve (12) months after the Closing Date, Seller may continue to hold record title to the affected Leases and other affected Assets as Buyer’s nominee or at Seller’s option it may terminate this Agreement and all its obligations hereunder as to the affected Leases and other affected portion of the Assets by giving thirty (30) days written notice to Buyer.  Upon such termination and as the exclusive remedy for such termination:  (i) this Agreement shall be null and void and terminated as to the affected Leases and other affected portion of the Assets, (ii) Buyer shall immediately reassign and return to Seller the Assignment and any and all other documents, materials and data previously delivered to Buyer with respect to the affected Leases and other affected portion of the Assets, and (iii) Seller shall return to Buyer the Allocated Value of the affected Leases and other affected portion of the Assets previously paid to Seller at Closing, without interest, less the proceeds of production net of all expenses, overhead, royalties, and costs of operations (including plugging and abandonment expenses but excluding mortgage interest and any burdens, liens, or encumbrances created by Buyer which must be released prior to this payment) attributable to the affected Leases or other affected portion of the Assets from the Effective Date forward.  In no event, however, shall Seller ever be required to reimburse Buyer for any expenditures associated with workovers, recompletions, or the drilling, completion or plugging and abandonment of wells drilled or work performed by Buyer; provided, however, in the event that a well is proposed and Buyer elects to participate therein prior to any reassignment of the underlying affected Lease, Buyer shall be entitled to the assignment of any such wellbore for which it paid promptly upon its making of such payment.  Seller will not be liable or obligated to Buyer if such federal, tribal or state approvals are not obtained, except as expressly provided in this Section 6.8.
ARTICLE VII
BUYER’S CONDITIONS TO CLOSING
The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment by Seller or waiver by Buyer, on or prior to Closing of each of the following conditions:
7.1    Representations. The representations and warranties of Seller set forth in Article IV shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that would not have a Material Adverse Effect.
7.2    Performance. Seller shall have materially performed or complied with each obligation, agreement and covenant contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.
7.3    No Legal Proceedings. No suit, action, litigation or other proceeding by any Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.
7.4    Title Defects and Environmental Defects. In each case subject to the Individual Title Defect Threshold, the Individual Environmental Threshold and the Aggregate Deductible, as applicable, the sum of (a) all Title Defect Amounts determined under Section 11.2(g) prior to Closing, less the sum of all Title Benefit Amounts determined under Section 11.2(h) prior to Closing, plus (b) all Remediation Amounts for Environmental Defects determined under Article XII prior to Closing shall be less than twenty percent (20%) of the Purchase Price.
7.5    HSR Act. If applicable, the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired, notice of early termination shall have been received or a consent order issued (in form and substance satisfactory to Seller) by or from applicable Governmental Authorities.

7.6    Release of Liens. Seller shall make arrangements with lenders for the delivery at or prior to Closing of executed releases by the appropriate lienholders (in a form satisfactory to the lienholders and satisfactory to Buyer) of all Encumbrances existing on the Assets securing any indebtedness of Seller.
7.7    Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Seller under Section 9.3.
7.8    Investment Banker’s Opinion. The board of managers of Seller shall have received, with a copy provided to Buyer, from Simmons & Company International or any other investment banking firm approved by Buyer, its opinion with respect to the transactions contemplated by this Agreement, in customary form and subject to the assumptions, qualifications and matters set forth therein, that the Purchase Price to be received by Seller pursuant to this Agreement is, as of the date of this Agreement, fair to Seller from a financial point of view and represents reasonably equivalent value for the Assets. For purposes of the opinion, the phrase “reasonably equivalent value for the Assets” shall be evaluated solely on the basis of whether Simmons & Company International or other investment banking firm approved by Buyer believes (i) the analyses performed by Simmons & Company International or other investment banking firm approved by Buyer in preparing the opinion indicate that the Purchase Price is within or above the value reference range for the Assets derived by Simmons & Company International or other investment banking firm approved by Buyer from that analyses, and (ii) that the Purchase Price reflects a fair value for the Assets as of such date.
7.9    Working Interest/Net Revenue Interest Reconciliation. In accordance with Section 6.7, Seller shall have prepared and delivered to Buyer, with supporting documentation therefor and in reasonably sufficient detail, a revised Exhibit A which includes an identification of Seller’s Working Interests and Net Revenue Interests in such of the Leases that represent the top seventy-five percent (75%) of value of the Leases based on the Allocated Values of such Leases. The information provided by Seller pursuant to Section 6.7 and this Section 7.9 shall, on a consolidated basis with the mineral fee interests and overriding royalty interests which appear on Exhibit A, be consistent with the calculation of the Working Interests and Net Revenue Interests which are set forth in Schedule 3.8.
ARTICLE VIII
SELLER’S CONDITIONS TO CLOSING
The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment by Buyer or waiver by Seller on or prior to Closing of each of the following conditions:
8.1    Representations. The representations and warranties of Buyer set forth in Article V shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

8.2    Performance. Buyer shall have materially performed or complied with each obligation, agreement and covenant contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.
8.3    No Legal Proceedings. No material suit, action, litigation or other proceeding by any Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.
8.4    Title Defects and Environmental Defects. In each case subject to the Individual Title Defect Threshold, the Individual Environmental Threshold and the Aggregate Deductible, as applicable, the sum of (a) all Title Defect Amounts determined under Section 11.2(g) prior to Closing, less the sum of all Title Benefit Amounts determined under Section 11.2(h) prior to Closing, plus (b) all Remediation Amounts for Environmental Defects determined under Article XII prior to Closing shall be less than twenty percent (20%) of the Purchase Price.
8.5    HSR Act. If applicable, the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired, notice of early termination shall have been received, or a consent order issued (in form and substance satisfactory to Seller) by or from applicable Governmental Authorities.
8.6    Replacement Bonds. Buyer shall have obtained, in the name of Buyer replacements for Seller’s and/or its Affiliates’ bonds, letters of credit and guarantees, to the extent required by Section 6.4.
8.7    Closing Deliverables. Buyer shall have delivered (or be ready, willing and able to deliver at Closing) to Seller the documents and other items required to be delivered by Buyer under Section 9.3.
ARTICLE IX
CLOSING
9.1    Date of Closing. Subject to the conditions stated in this Agreement, the sale by Seller and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall occur on or before fifty (50) days following the date of this Agreement, or if all conditions to Closing in Article VII have not yet been satisfied or waived by that date, then five (5) Business Days after such conditions have been satisfied or waived, or such other date as Buyer and Seller may agree upon in writing. The date Closing actually occurs shall be the “Closing Date”.
9.2    Place of Closing. Closing shall be held at the offices of Seller, or such other place as mutually agreed upon by the Parties.
9.3    Closing Obligations. At Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(e)    Seller and Buyer shall execute, acknowledge and deliver the Assignment in sufficient counterparts to facilitate recording in the applicable counties covering the Assets.
(f)    Seller and Buyer shall execute and deliver assignments, on appropriate forms, of federal Leases and state Leases included in the Assets in sufficient counterparts to facilitate filing with the applicable Governmental Authority.
(g)    Seller and Buyer shall execute and deliver the Preliminary Settlement Statement.
(h)    Buyer shall deliver to Seller, to the accounts designated in the Preliminary Settlement Statement, by direct bank or wire transfer in same day funds, the Adjusted Purchase Price, net of the Deposit.
(i)    Seller shall execute, acknowledge and deliver the Deed in sufficient counterparts to facilitate recording in the applicable counties covering the Assets.
(j)    Seller shall deliver, on forms supplied by Buyer and reasonably acceptable to Seller, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Buyer to the purchasers of production.
(k)    Seller shall deliver an executed statement described in Treasury Regulation §1.1445-2(b)(2) certifying that Seller is not a “foreign person” within the meaning of Section 1445 of the Code.
(l)    To the extent required under any applicable Law or Governmental Authority for any federal or state Lease, Buyer shall deliver designation of operator forms designating the current operator as operator of those Leases that such Person currently operates.
(m)    An authorized officer of Seller shall execute and deliver a certificate, dated as of Closing Date, certifying that the conditions set forth in Section 7.1 and Section 7.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Buyer.
(n)    An authorized officer of Buyer shall execute and deliver a certificate, dated as of Closing, certifying that the conditions set forth in Section 8.1 and Section 8.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Seller.
(o)    Seller and Buyer shall execute and deliver the Transition Services Agreement.
(p)    Seller shall provide Buyer with a good standing certificate, tax compliance certificate or comparable statement from the Oklahoma Tax Commission.
(q)    Seller and Buyer shall execute and deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at Closing.

9.4    Records. In addition to the obligations set forth under Section 9.3 above, but notwithstanding anything herein to the contrary, no later than thirty (30) Business Days after the Closing Date, subject to the Transition Services Agreement, Seller shall make available to Buyer the Records for pickup from Seller’s offices during normal business hours.
ARTICLE X
ACCESS/DISCLAIMERS
10.1    Access.
(a)    From and after the date hereof and up to and including the Closing Date (or earlier termination of this Agreement) but subject to the other provisions of this Section 10.1 and obtaining any required consents of Third Parties, including Third Party operators of the Assets, Seller shall afford to Buyer and its officers, employees, agents, accountants, consultants, attorneys, investment bankers and other authorized representatives (“Buyer’s Representatives”) reasonable access, during normal business hours, to the Assets and all Records in Seller’s or any of its Affiliates’ possession. All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment.
(b)    Buyer shall be entitled to conduct a Phase I environmental property assessment with respect to the Assets. Seller or its designee shall have the right to accompany Buyer and Buyer’s Representatives whenever they are on site on the Assets and also to collect split test samples if any are collected. Notwithstanding anything herein to the contrary, Buyer shall not have access to, and shall not be permitted to conduct any environmental due diligence (including any Phase I environmental property assessments) with respect to, any Assets where Seller does not have the authority to grant access for such due diligence.
(c)    Buyer shall coordinate its environmental property assessments and physical inspections of the Assets with Seller and all Third Party operators to minimize any inconvenience to or interruption of the conduct of business by Seller or such Third Party operators. Buyer shall abide by Seller’s, and any Third Party operator’s, safety rules, regulations and operating policies while conducting its due diligence evaluation of the Assets, including any environmental or other inspection or assessment of the Assets and, to the extent required by Seller or any Third Party operator, execute and deliver any required boarding agreement of Seller or any such Third Party operator. Buyer hereby defends, indemnifies and holds harmless each of the operators of the Assets and the Seller Indemnified Parties from and against any and all Liabilities arising out of, resulting from or relating to any field visit, environmental property assessment or other due diligence activity conducted by Buyer or any Buyer’s Representative with respect to the Assets, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A MEMBER OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL

MISCONDUCT OF AN OPERATOR OF THE ASSETS OR A MEMBER OF THE SELLER INDEMNIFIED PARTIES.
(d)    Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Seller or its Affiliates (i) repair all damage done to the Assets in connection with Buyer’s due diligence, (ii) restore the Assets to the approximate same or better condition than they were prior to commencement of Buyer’s due diligence and (iii) remove all equipment, tools or other property brought onto the Assets in connection with Buyer’s due diligence. Any disturbance to the Assets (including, the leasehold associated therewith) resulting from Buyer’s due diligence will be promptly corrected by Buyer.
(e)    During all periods that Buyer and/or any of Buyer’s Representatives are on the Assets, Buyer shall maintain, at its sole expense and with insurers reasonably satisfactory to Seller, policies of insurance of the types and in the amounts reasonably requested by Seller. Coverage under all insurance required to be carried by Buyer hereunder will (i) be primary insurance, (ii) list Seller Indemnified Parties as additional insureds, (iii) waive subrogation against Seller Indemnified Parties and (iv) provide for ten (10) days prior notice to Seller in the event of cancellation or modification of the policy or reduction in coverage. Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering the Assets.
10.2    Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records or the Assets, Buyer will become privy to confidential and other information of Seller or its Affiliates and Buyer shall ensure that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement. If Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to (a) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement, (b) the Excluded Assets and (c) information related to assets other than the Assets).
10.3    Disclaimers.
(a)    EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE IV OR SECTION 11.1(b) AND THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE ASSIGNMENT AND THE DEED (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).
(b)    EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV OR SECTION 11.1(b) AND THE SPECIAL

WARRANTY OF TITLE SET FORTH IN THE ASSIGNMENT AND THE DEED AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES TO BE GENERATED BY THE ASSETS, (V) THE PRODUCTION OF OR ABILITY TO PRODUCE HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV OR SECTION 11.1(b) OR THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE ASSIGNMENT OR THE DEED, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.
(c)    OTHER THAN AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN SECTION 4.14, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A

REPRESENTATION OR WARRANTY, AND SUBJECT TO BUYER’S LIMITED RIGHTS AS SPECIFIED IN THIS AGREEMENT FOR A BREACH OF SELLER’S REPRESENTATIONS SET FORTH IN SECTION 4.14, BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.
(d)    SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 10.3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.
ARTICLE XI
TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS
11.1    Seller’s Title.
(r)    General Disclaimer of Title Warranties and Representations. Except for the special warranty of title as set forth in Section 11.1(b) and in the Assignment and the Deed, and without limiting Buyer’s remedies for Title Defects set forth in this Article XI, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (i) before Closing, shall be as set forth in Section 11.2 and (ii) after Closing, shall be pursuant to the special warranty of title set forth in Section 11.1(b) and in the Assignment.
(s)    Special Warranty of Title. If Closing occurs, then effective as of the Closing Date, Seller warrants Defensible Title to the Assets (but, with respect to any Lease and any Well associated therewith, limited to the depths set forth in Exhibit A or Exhibit A-1, as applicable) unto Buyer against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Seller or its Affiliates, but not otherwise, subject, however, to any matters of record in the applicable counties or in the applicable state or federal records prior to the Defect Claim Date. Said special warranty of title shall be subject to the further limitations and provisions of Section 11.1(c).
(t)    Recovery on Special Warranty.
(i)    Buyer’s Assertion of Title Warranty Breaches. Buyer shall furnish Seller a Title Defect Notice meeting the requirements of Section 11.2(a) setting forth any matters which Buyer intends to assert as a breach of Seller’s special warranty in Section 11.1(b) or in the Assignment or the Deed. Seller shall have a reasonable opportunity, but not the obligation, to cure any Title Defect asserted by Buyer pursuant to this Section 11.1(c)(i). Buyer agrees to reasonably cooperate with any attempt by Seller to cure any such Title Defect.

(ii)    Limitations on Special Warranty. For purposes of Seller’s special warranty of title in Section 11.1(b) and in the Assignment and the Deed, the value of the Wells and/or Leases set forth in Schedule 3.8, as appropriate (but limited to the depths, if any, set forth on Exhibit A-1 for such Well and/or Lease), shall be deemed to be the Allocated Value thereof, as adjusted herein. Recovery on Seller’s special warranty of title in the Assignment and the Deed following Closing shall be limited to an amount (without any interest accruing thereon) equal to the reduction in the Purchase Price to which Buyer would have been entitled had Buyer asserted the Title Defect giving rise to such breach of Seller’s special warranty of title as a Title Defect prior to Closing pursuant to Section 11.2, without taking into account the Individual Title Defect Threshold or the Aggregate Deductible.
11.2    Notice of Title Defects; Defect Adjustments.
(e)    Title Defect Notices. Buyer must deliver at least five (5) Business Days before Closing (the “Defect Claim Date”) claim notices to Seller meeting the requirements of this Section 11.2(a) (collectively the “Title Defect Notices” and individually a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect pursuant to this Section 11.2(a). For all purposes of this Agreement and except as provided in Section 11.1 with respect to breaches of the special warranty of title, Buyer shall be deemed to have waived, and Seller shall have no liability for, any Title Defect which Buyer fails to assert as a Title Defect by a properly delivered Title Defect Notice received by Seller on or before the Defect Claim Date; provided, however, that, for purposes of Seller’s special warranty to title under Section 11.1(b), such waiver shall not apply to any matter that prior to the Defect Claim Date is neither reflected of record in the applicable counties or in the applicable state or federal records nor discovered by any of Buyer’s or any of its Affiliate’s employees, title attorneys, landmen or other title examiners while conducting Buyer’s due diligence with respect to the Assets. To be effective, each Title Defect Notice shall be in writing, and shall include (i) a description of the alleged Title Defect and the Asset, or portion thereof, affected by such Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) supporting documents reasonably necessary for Seller to verify the existence of such alleged Title Defect, and (iv) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such alleged Title Defect and the computations upon which Buyer’s belief is based. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Defect Claim Date, written notice of all alleged Title Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Defect Claim Date. Buyer shall also, promptly upon discovery, furnish Seller with written notice of any Title Benefit which is discovered by any of Buyer’s or any of its Affiliate’s employees, title attorneys, landmen or other title examiners while conducting Buyer’s due diligence with respect to the Assets prior to the Defect Claim Date.
(f)    Title Benefit Notices. Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Defect Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the alleged Title Benefit and the Asset, or portion thereof, affected by such alleged Title Benefit (each a “Title Benefit Property”), (ii) supporting documents reasonably necessary for Buyer to verify the existence of such alleged Title Benefit, and (iii) the amount by which Seller reasonably believes the Allocated Value of such Title Benefit Property is increased by such alleged Title Benefit and the computations upon which Seller’s belief is based. Seller shall be deemed to have waived all Title Benefits for which a Title Benefit Notice has not been delivered on or before the Defect Claim Date.
(g)    Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time prior to Closing (the “Cure Period”), any Title Defects of which it has been advised by Buyer.
(h)    Remedies for Title Defects. Subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto and subject to the rights of the Parties pursuant to Section 14.1(c), in the event that any Title Defect timely asserted by Buyer in accordance with Section 11.2(a) is not waived in writing by Buyer or cured during the Cure Period, Seller shall, at its sole option except with respect to (ii) below, elect to:
(i)    subject to the Individual Title Defect Threshold and the Aggregate Deductible, reduce the Purchase Price by the Title Defect Amount determined pursuant to Section 11.2(g) or Section 11.2(j);
(ii)    indemnify Buyer against all Liability resulting from such Title Defect with respect to the Assets pursuant to an indemnity agreement in a form and substance mutually agreed upon by the Parties (a “Title Indemnity Agreement”); provided, that if Buyer and Seller cannot mutually agree on a Title Indemnity Agreement, Seller shall select another option;
(iii)    retain the entirety of the Title Defect Property that is subject to such Title Defect, together with all Assets located on any such Title Defect Property or primarily used in connection therewith, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Title Defect Property and such associated Assets; or
(iv)    if applicable, terminate this Agreement pursuant to Section 14.1(c).
(i)    Remedies for Title Benefits. With respect to each Title Benefit Property reported under Section 11.2(b), any Purchase Price reduction pursuant to Section 11.2(d)(i) shall be offset by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Title Benefit Property caused by such Title Benefit, as determined pursuant to Section 11.2(h) or Section 11.2(j).
(j)    Exclusive Remedy. Except for Buyer’s rights under Seller’s special warranty of title under Section 11.1(b) and in the Assignment and the Deed and Buyer’s rights to terminate this Agreement pursuant to Section 14.1(c), the provisions set forth in Section 11.2(d) shall be the exclusive right and remedy of Buyer with respect to Seller’s failure to have Defensible Title with respect to any Asset or any other title matter.

(k)    Title Defect Amount. The amount by which the Allocated Value of a Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” and shall be determined in accordance with the following terms and conditions:
(i)    if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;
(ii)    if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;
(iii)    if the Title Defect represents a discrepancy between (A) Seller’s Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest set forth for such Title Defect Property in Exhibit A, Exhibit A-1, Exhibit A-2 or Schedule 3.8, as applicable, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property in Exhibit A, Exhibit A-1, Exhibit A-2 or Schedule 3.8, as applicable; provided, however, that the Title Defect Amount with respect to such Title Defect Property shall be equal to 100% of the Allocated Value of such Title Defect Property if the Net Revenue Interest decrease for such Title Defect Property results in a Net Revenue Interest of less than 75% (on an 8/8ths basis);
(iv)    if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is cured by Seller prior to Closing, the Title Defect Amount shall be zero;
(v)    the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and
(vi)    notwithstanding anything to the contrary in this Article XI, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.
(l)    Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:
(i)    if Buyer and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii)    if the Title Benefit represents a discrepancy between (A) Seller’s Net Revenue Interest for any Title Benefit Property and (B) the Net Revenue Interest set forth for such Title Benefit Property in Exhibit A, Exhibit A-1, Exhibit A-2 or Schedule 3.8, as applicable, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property in Exhibit A, Exhibit A-1, Exhibit A-2 or Schedule 3.8, as applicable; and
(iii)    if the Title Benefit is of a type not described above, then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.
(m)    Title Deductibles. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Title Defect for which the Title Defect Amount does not exceed $25,000 (the “Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Title Defect that exceeds the Individual Title Defect Threshold unless (A) the amount of the sum of (1) the aggregate Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (but excluding any such Title Defects cured by Seller), plus (2) the aggregate Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Environmental Defects cured by Seller), exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but, only with respect to the aggregate amount of such Title Defect Amounts and Remediation Amounts in excess of the Aggregate Deductible.
(n)    Title Dispute Resolution. Seller and Buyer shall attempt to agree on all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts prior to Closing. If Seller and Buyer are unable to agree by Closing, the Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved pursuant to this Section 11.2(j). There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years’ experience in oil and gas titles involving properties in the regional area in which the Title Defect Properties are located, as selected by mutual agreement of Buyer and Seller within fifteen (15) days after the end of the Cure Period, and absent such agreement, by the Houston, Texas office of the American Arbitration Association (the “Title Arbitrator”). The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 11.2(j). The Title Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making its determination, the Title Arbitrator shall be bound by the rules set forth in Section 11.2(g) and Section 11.2(h) and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination. The Title Arbitrator, however, may not award the Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect, Title Benefit, Title Defect Amount and/or Title Benefit Amount submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Title Arbitrator. To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.5 or Section 3.6, then within ten (10) days after the Title Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Title Defect Amount or a Title Benefit Amount and, subject to Section 11.2(i) (i) Buyer shall pay to Seller the amount, if any, so awarded by the Title Arbitrator to Seller, and (ii) Seller shall pay to Buyer the amount, if any, so awarded by the Title Arbitrator to Buyer. Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 11.2(j) and, to the extent any adjustments are not agreed upon by the Parties as of Closing, the Purchase Price shall not be adjusted therefor at Closing and subsequent adjustments to the Purchase Price, if any, will be made pursuant to Section 3.6 or this Section 11.2.
11.3    Casualty Loss. (a) Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Assets.
(a)    If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty (each, a “Casualty Loss”), the Closing shall nevertheless occur despite such Casualty Loss without any adjustment to the Purchase Price, and Seller, at Closing, shall pay to Buyer all sums paid to Seller by Third Parties by reason of any Casualty Loss insofar as with respect to the Assets and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards, and other rights against Third Parties (excluding any Liabilities, other than insurance claims, of or against any Seller Indemnified Parties) arising out of such Casualty Loss insofar as with respect to the Assets.
11.4    Preferential Purchase Rights and Consents to Assign.
(a)    With respect to each Preferential Purchase Right set forth in Schedule 4.10, Seller, promptly following the date hereof, shall send to the holder of each such Preferential Purchase Right a notice in material compliance with the contractual provisions applicable to such Preferential Purchase Right.
(i)    If, prior to Closing, any holder of a Preferential Purchase Right notifies Seller that it intends to consummate the purchase of the Asset to which its Preferential Purchase Right applies or if the time for exercising such Preferential Purchase Right has not expired, then the Asset subject to such Preferential Purchase Right shall be excluded from the Assets to be assigned to Buyer at Closing (but only to the extent of the portion of such Asset affected by the

Preferential Purchase Right), and the Purchase Price shall be reduced by the Allocated Value of the Asset (or portion thereof) so excluded. Seller shall be entitled to all proceeds paid by any Person exercising a Preferential Purchase Right prior to Closing. If such holder of such Preferential Purchase Right thereafter fails to consummate the purchase of the Asset (or portion thereof) covered by such Preferential Purchase Right on or before sixty (60) days following the Closing Date, or the time for exercising such Preferential Purchase Right expires without exercise by the holder thereof (A) Seller shall so notify Buyer and (B) Buyer shall purchase, on or before ten (10) days following receipt of such notice, such Asset (or portion thereof) that was so excluded from Seller, under the terms of this Agreement and for a price equal to the amount by which the Purchase Price was reduced at Closing with respect to such excluded Asset (or portion thereof).
(ii)    All Assets for which any applicable Preferential Purchase Right has been waived, or as to which the period to exercise the applicable Preferential Purchase Right has expired, in each case, prior to Closing, shall be sold to Buyer at Closing pursuant to the provisions of this Agreement.
(b)    With respect to each Consent set forth in Schedule 4.4, Seller, promptly following the date hereof, shall send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby.
(i)    If, prior to Closing, Seller fails to obtain any Hard Consent, then the Asset (or portion thereof) affected by such un-obtained Hard Consent shall be, at the option of Buyer, excluded from the Assets to be assigned to Buyer at Closing, and the Purchase Price shall be reduced by the Allocated Value of such Asset (or portion thereof) so excluded. In the event that a Hard Consent (with respect to an Asset excluded pursuant to this Section 11.4(b)(i)) that was not obtained prior to Closing is obtained within a period of one hundred eighty (180) days following Closing, then, within ten (10) days after such Hard Consent is obtained (x) Buyer shall purchase the Asset (or portion thereof) that was so excluded as a result of such previously un-obtained Hard Consent under the terms of this Agreement and pay to Seller the amount by which the Purchase Price was reduced at Closing with respect to the Asset (or portion thereof) so excluded and (y) Seller shall assign to Buyer the Asset (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment. If Buyer purchases the Asset as provided in this Section 11.4(b)(i), Buyer shall retain all revenue and be responsible for any expense attributable to such Asset from and after the Effective Time. In the event Buyer exercises its option to require the assignment of any Asset that is subject to an un-obtained Hard Consent as part of the Assets, Buyer shall have no claim against, and Seller shall have no Liability for, the failure to obtain such Hard Consent.
(ii)    If, prior to Closing, Seller fails to obtain a Consent set forth in Schedule 4.4 that is not a Hard Consent, then the Asset (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by Seller to Buyer at Closing as part of the Assets and Buyer shall have no claim against, and Seller shall have no Liability for, the failure to obtain such Consent.

(iii)    Prior to Closing, Seller and Buyer shall use their commercially reasonable efforts to obtain all Consents listed on Schedule 4.4; provided, however, that neither Party shall be required to incur any Liability or pay any money in order to obtain any such Consent. Prior to and for a period of one hundred eighty (180) days following the Closing, Seller and Buyer shall use their commercially reasonable efforts, but without any obligation to incur any Liability or pay any money in connection therewith, to obtain all Hard Consents listed on Schedule 4.4. For the avoidance of doubt, this Section 11.4(b) shall not apply to the BIA/BLM Leases.
ARTICLE XII
ENVIRONMENTAL MATTERS
12.1    Notice of Environmental Defects.
(a)    Environmental Defects Notice. Buyer must deliver, at or prior to the Defect Claim Date, claim notices to Seller meeting the requirements of this Section 12.1(a) (collectively the “Environmental Defect Notices” and individually an “Environmental Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Environmental Defects and which Buyer intends to assert as Environmental Defects pursuant to this Section 12.1. For all purposes of this Agreement, but subject to Buyer’s remedy for a breach of Seller’s representation contained in Section 4.14, Buyer shall be deemed to have waived, and Seller shall have no liability for, any Environmental Defect which Buyer fails to assert as an Environmental Defect by a properly delivered Environmental Defect Notice received by Seller on or before the Defect Claim Date. To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the matter constituting the alleged Environmental Condition (including the applicable Environmental Law violated or implicated thereby) and the Assets affected by such alleged Environmental Condition, (ii) the Allocated Value of the Assets (or portions thereof) affected by such alleged Environmental Condition, (iii) supporting documents reasonably necessary for Seller to verify the existence of such alleged Environmental Condition, and (iv) a calculation of the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such alleged Environmental Defect. Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the alleged Environmental Condition that gives rise to the asserted Environmental Defect and identify all assumptions used by the Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws. Seller shall have the right, but not the obligation, to cure any asserted Environmental Defect on or before Closing.
(b)    Remedies for Environmental Defects.
(xii)    Subject to Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, and subject to the rights of the Parties pursuant to Section 14.1(c), in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 12.1(a) is not waived in writing by Buyer or cured during the Cure Period, Buyer shall, at its sole option, elect to (A) assume the entirety of the Asset that is subject to such Environmental Defect, together with all associated Assets, or (B) cause Seller to retain the entirety of such Assets. If Buyer elects the option set forth in clause (A), Seller shall, at its sole option, elect to (1) subject to the Individual Environmental Threshold and the

Aggregate Deductible, reduce the Purchase Price by the Remediation Amount, or (2) assume responsibility for the Remediation of such Environmental Defect. If Buyer elects the option set forth in clause (B), Seller shall, at its sole option, elect to (1) subject to the Individual Environmental Threshold and the Aggregate Deductible, reduce the Purchase Price by an amount equal to the Allocated Value of the Asset that is subject to such Environmental Defect and such associated Assets, or (2) if applicable, terminate this Agreement pursuant to Section 14.1(c).
(xiii)     If Buyer elects the option set forth in clause (A) above and Seller then elects the option set forth in clause (1), Buyer shall be deemed to have assumed responsibility for all of the costs and expenses attributable to the Remediation of the Environmental Condition attributable to such Environmental Defect and all of all Liabilities with respect thereto and such responsibility of Buyer shall be deemed to constitute part of the Assumed Obligations hereunder. If Buyer elects the option set forth in clause (A) above and Seller then elects the option set forth in clause (2), Seller shall use reasonable efforts to implement such Remediation in a manner which is consistent with the requirements of Environmental Laws in a timely fashion for the type of Remediation that Seller elects to undertake and Buyer, effective as of Closing, hereby grants to Seller and its representatives, access to the Assets to conduct such Remediation. Seller will be deemed to have adequately completed the Remediation required in the immediately preceding sentence (X) upon receipt of a certificate or approval from the applicable Governmental Authority that the Remediation has been implemented to the extent necessary to comply with existing Laws or (Y) upon receipt of a certificate from a licensed professional engineer that the Remediation has been implemented to the extent necessary to comply with existing Laws.
(c)    Exclusive Remedy. Except for Buyer’s remedy for a breach of Seller’s representation contained in Section 4.14 and Buyer’s rights to terminate this Agreement pursuant to Section 14.1(c), the provisions set forth in Section 12.1(b) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect with respect to any Asset or other environmental matter.
(d)    Environmental Deductibles. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Environmental Defect for which the Remediation Amount does not exceed $100,000 (the “Individual Environmental Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Threshold unless (A) the amount of the sum of (1) the aggregate Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Environmental Defects cured by Seller), plus (2) the aggregate Title Defect Amounts of all Title Defects that exceed the Individual Title Defect Threshold (but excluding any Title Defects cured by Seller), exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only with respect to the aggregate amount of such Remediation Amounts and Title Defect Amounts in excess of the Aggregate Deductible.
(e)    Environmental Dispute Resolution. Seller and Buyer shall attempt to agree on all Environmental Defects and Remediation Amounts prior to Closing. If Seller and Buyer are unable to agree by Closing, the Environmental Defects and/or Remediation Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 12.1(e). There shall be a single arbitrator, who shall be an environmental attorney with at least ten years’ experience in environmental matters involving oil and gas producing properties in the regional area in which the affected Assets are located, as selected by mutual agreement of Buyer and Seller within fifteen (15) days after the Closing Date, and absent such agreement, by the Houston, Texas office of the American Arbitration Association (the “Environmental Arbitrator”). The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 12.1. The Environmental Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making its determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 12.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator, however, may not award Buyer its share of any greater Remediation Amount than the Remediation Amount claimed by Buyer in its applicable Environmental Defect Notice. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and/or Remediation Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Environmental Arbitrator. To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.5 or Section 3.6, then, within ten (10) days after the Environmental Arbitrator delivers written notice to Buyer and Seller of his award with respect to any Remediation Amount, and subject to Section 12.1(d) (i) Buyer shall pay to Seller the amount, if any, so awarded by the Environmental Arbitrator to Seller, and (ii) Seller shall pay to Buyer the amount, if any, so awarded by the Environmental Arbitrator to Buyer. Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 12.1(e), and to the extent any adjustments are not agreed upon by the Parties as of Closing, the Purchase Price shall not be adjusted therefor at Closing and subsequent adjustments to the Purchase Price, if any, will be made pursuant to Section 3.6 or this Section 12.1(e).
12.2    NORM, Wastes and Other Substances. Buyer acknowledges that the Assets have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms. The wells, materials and equipment located on the Assets or included in the Assets may contain NORM and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets.

ARTICLE XIII
ASSUMPTION; INDEMNIFICATION; SURVIVAL
13.1    Assumption by Buyer. Without limiting Buyer’s rights to indemnity under this Article XIII, including for the Seller Retained Obligations, and Buyer’s rights under any Title Indemnity Agreement, and subject to the covenants of Seller set forth in this Agreement (including Section 12.1(b)(ii)), from and after Closing, Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all of Seller’s obligations and Liabilities, known or unknown, arising from, based upon, related to or associated with the Assets, regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time (such obligations and Liabilities, subject to the exclusions below, herein being referred to as the “Assumed Obligations”); provided, Buyer does not assume any obligations or Liabilities of Seller to the extent that they are:
(xiv)    attributable to or arise out of the ownership, use or operation of the Excluded Assets;
(xv)    attributable to Operating Expenses allocated to Seller pursuant to Section 2.3;
(xvi)    attributable or arise out of any liability of Seller for (A) any Taxes (other than income Taxes) arising from or with respect to the Assets (or for deficiencies arising from or with respect to the Assets), whether federal, state, or local Taxes, including property and ad valorem property Taxes for 2015, in each such case to the extent applicable to periods ending before the Effective Time, (B) any income Taxes arising from or with respect to the Assets (or for deficiencies arising from or with respect to the Assets), whether federal, state, or local income Taxes, to the extent applicable to periods ending on or before the Closing Date (including as a result of any income or gain on the sale of Assets contemplated by this Agreement) and (C) any sales or use Tax for which Seller is responsible under this Agreement as a result of the sale of Assets contemplated by this Agreement; or
(xvii)    attributable to or arise out of the actions, litigation, suits or other proceedings, if any, pending against Seller and relating to the Assets as of the Closing Date (including those set forth in Schedule 13.1), except insofar and only insofar as they are attributable or relate to the ownership or operation of the Assets, or production therefrom, for periods after the Effective Time.
13.2    Indemnities of Seller. Effective as of Closing, subject to the limitations set forth in Section 13.4 and Section 13.8 or otherwise in this Agreement, Seller shall be responsible for, shall pay on a current basis and hereby defends, indemnifies, holds harmless and forever releases Buyer and its Affiliates, and all of its and their respective equityholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Buyer Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:

(c)    any breach by Seller of any of its representations or warranties contained in Article IV;
(d)    any breach by Seller of any of its covenants or agreements under this Agreement;
(e)    the Seller Retained Obligations; or
(f)    the actions, suits or proceedings, if any, set forth in Schedule 13.1 and any other actions, suits or proceedings required by this Agreement to be set forth in Schedule 13.1, except insofar and only insofar as they are attributable or relate to the ownership or operation of the Assets, or production therefrom, for periods after the Effective Time.
13.3    Indemnities of Buyer. Effective as of Closing, Buyer and its successors and assigns shall assume, be responsible for, shall pay on a current basis, and hereby defends, indemnifies, holds harmless and forever releases Seller and its Affiliates, and all of its and their respective equityholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Seller Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:
(a)    any breach by Buyer of any of its representations or warranties contained in Article V;
(b)    any breach by Buyer of any of its covenants or agreements under this Agreement; or
(c)    the Assumed Obligations.
13.4    Limitation on Liability.
(a)    Seller shall not have any liability for any indemnification under Section 13.2(a) or (b) of this Agreement (other than with respect to breaches of the representations set forth in Sections 4.1, 4.2, 4.3, 4.15 and 4.16) (i) for any individual Liability unless the amount with respect to such Liability exceeds $100,000, and (ii) until and unless the aggregate amount of all Liabilities for which Claim Notices are delivered by Buyer exceeds two percent of the Purchase Price, and then only to the extent such Liabilities exceed two percent of the Purchase Price; provided that the adjustments to the Purchase Price under Section 3.3, Section 3.5, Section 3.6, Section 3.7 or Section 13.2(a) (solely with respect to any breach by Seller of any of its representations or warranties contained in the last sentence of Section 4.4) and any payments in respect thereof shall not be limited by this Section 13.4(a).
(b)    Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to indemnify Buyer for aggregate Liabilities in excess of fifteen percent (15%) of the Purchase Price; provided that the adjustments to the Purchase Price under Section 3.3, Section

3.5, Section 3.6 and Section 3.7 and any payments in respect thereof shall not be limited by this Section 13.4(b).
13.5    Express Negligence. THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE AND ASSUMED OBLIGATIONS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.
13.6    Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that, from and after Closing, Section 10.1(c), Section 11.1(c), Section 13.2 and Section 13.3, Seller’s special warranty of title in the Assignment and the Deed and any Title Indemnity Agreement entered into by the Parties, contain the Parties’ exclusive remedies against each other with respect to the transactions contemplated hereby, including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any document or certificate delivered pursuant to this Agreement. Except as specified in Section 11.1(c), Section 13.2 and any Title Indemnity Agreement entered into by the Parties, effective as of Closing, Buyer, on its own behalf and on behalf of the Buyer Indemnified Parties, hereby releases, remises and forever discharges Seller and its Affiliates and all such Persons’ equityholders, partners, members, directors, officers, employees, agents and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, in Law or in equity, known or unknown, which Buyer or the Buyer Indemnified Parties might now or subsequently may have, based on, relating to or arising out of this Agreement, the transactions contemplated by this Agreement, the ownership, use or operation of any of the Assets prior to Closing or the condition, quality, status or nature of any of the Assets prior to Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common Law rights of contribution and rights under insurance maintained by Seller or any of its Affiliates.
13.7    Indemnification Procedures. All claims for indemnification under Section 10.1(c), Section 13.2 and Section 13.3 shall be asserted and resolved as follows:
(a)    For purposes of Section 10.1(c) and this Article XIII, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party or Parties having an obligation to indemnify another Party or Parties with respect to such Liabilities pursuant to Section 10.1(c) or this Article XIII, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Party or Parties having the right to be indemnified with respect to such Liabilities by another Party or Parties pursuant to Section 10.1(c) or this Article XIII.
(b)    To make claim for indemnification under Section 10.1(c), Section 13.2 and Section 13.3, an Indemnified Party shall notify the Indemnifying Party of its claim under this

Section 13.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Third Party Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 13.7(b) shall not relieve the Indemnifying Party of its obligations under Section 10.1(c), Section 13.2 and Section 13.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Third Party Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.
(c)    In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.
(d)    If the Indemnifying Party admits its liability to defend the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Indemnified Party against such Third Party Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.7(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).
(e)    If the Indemnifying Party does not admit its liability or admits its liability to defend the Indemnified Party against a Third Party Claim, but fails to diligently prosecute, indemnify against or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability to defend the

Indemnified Party against a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its liability to indemnify the Indemnified Party from and against the liability and consent to such settlement and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement, or (iii) deny liability. Any failure to respond such notice by the Indemnified Party shall be deemed to be an election under subsection (i) above.
(f)    In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed a liability of the Indemnifying Party hereunder.
13.8    Survival.
(a)    The representations and warranties of the Parties in Article IV and Article  V (other than the representations and warranties in Sections 4.1, 4.2, 4.3, 4.6, 4.15, 4.16, 5.1, 5.2, 5.9, 5.10 and 5.11, and the covenants and agreements of the Parties in Section 15.2(b)), and the covenants and agreements of the Parties in Section 9.4, shall survive Closing for a period of nine (9) months. Subject to the foregoing and Section 13.8(b), the remainder of this Agreement (including Sections 4.1, 4.2, 4.3, 4.6, 4.15, 4.16, 5.1, 5.2, 5.9, 5.10 and 5.11 and the covenants and agreements of the Parties in Section 15.2(b)) shall survive Closing without time limit. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.
(b)    The indemnities in Section 13.2(a), Section 13.2(b), Section 13.3(a) and Section 13.3(b) shall terminate as of the expiration date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such expiration date. Seller’s indemnity in Section 13.2(c) shall survive Closing for a period of twelve (12) months. Seller’s indemnity in Section 13.2(d) shall survive Closing without time limit and Buyer’s indemnities in Section 10.1(c) and in Section 13.3(c) shall survive Closing without time limit.
13.9    Indemnity Escrow. In order to provide security for Seller’s indemnification obligations under this Agreement, the Transition Services Agreement, the special warranty of title in the Assignment and the Deed and any Title Indemnity Agreement, the Indemnity Escrow shall be held by Escrow Agent, and disbursed by Escrow Agent after the Closing in accordance with this Section 13.9 and the Escrow Agreement. With respect to each claim for indemnification asserted by Buyer against Seller pursuant to this Agreement, the Transition Services Agreement, the special warranty of title in the Assignment or the Deed or any Title Indemnity Agreement during the period from and after the Closing Date up to the date that is six months following the Closing Date (the

“Escrow Termination Date”), upon final resolution or determination of such an indemnity or special warranty claim by the Parties, Buyer and Seller shall jointly instruct Escrow Agent to disburse to Buyer the amount set forth in such joint instruction, which will be that portion of the Indemnity Escrow being held in the Indemnity Escrow account as would satisfy such finally resolved or determined indemnity or warranty claim. On the Escrow Termination Date, Seller shall, subject to the remainder of this sentence, be entitled to receive the Indemnity Escrow balance as of such time and such amount shall be distributed to Seller pursuant to the terms of the Escrow Agreement (and Buyer and Seller shall jointly instruct Escrow Agent to take any necessary actions in order to accomplish the foregoing); provided, however, that Seller at such time shall not be entitled to, and Escrow Agent shall retain, any amounts necessary to satisfy any unresolved Claim Notices that have been timely delivered by Buyer (which amounts shall remain in the Indemnity Escrow until such Claim Notices are finally resolved or determined). If there are remaining amounts due by Seller to Buyer pursuant to its indemnity obligations after the Indemnity Escrow balance is exhausted, then such amounts shall be promptly paid to Buyer by Seller as they are agreed by Buyer and Seller or finally determined in accordance with the terms of this Agreement. If there are any funds remaining in the Indemnity Escrow account after the resolution of all previously outstanding Claim Notices, then Seller and Buyer shall promptly jointly instruct Escrow Agent to release the remaining account balance to Seller.
13.10    Waiver of Right to Rescission. Seller and Buyer acknowledge that, following Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following Closing, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.
13.11    Insurance. The amount of any Liabilities for which any of the Buyer Indemnified Parties or Seller Indemnified Parties is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding insurance proceeds, from insurance policies carried by a party realized by such Party.
13.12    Non-Compensatory Damages. None of the Buyer Indemnified Parties nor Seller Indemnified Parties shall be entitled to recover from Seller or Buyer, or their respective Affiliates, any special, indirect, consequential, punitive, exemplary, remote or speculative damages, including damages for lost profits of any kind, arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent (a) any such damages or lost profits would otherwise be recoverable under applicable Law in an action for breach of contract as natural, probable and reasonably foreseeable damages for such breach or (b) any such Party suffers such damages to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnified Parties, and Seller, on behalf of each of Seller Indemnified Parties, waive any right to recover any special, indirect, consequential, punitive, exemplary, remote or speculative damages including damages for lost profits of any kind, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.
13.13    Cooperation by Buyer ‑ Retained Litigation. Buyer agrees to use reasonable efforts to cooperate with Seller in connection with Seller’s defense and other actions relating to or arising out of the litigation and claims set forth in Schedule 13.1. Buyer agrees to make available Buyer’s employees engaged in the operation of the Assets for the purposes of providing testimony, depositions, information and other related activities relating to such litigation and claims.
13.14    Disclaimer of Application of Anti-Indemnity Statutes. The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the transactions contemplated hereby.
ARTICLE XIV
TERMINATION, DEFAULT AND REMEDIES
14.1    Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing:
(g)    by Seller, at Seller’s option, if any of the conditions set forth in Article VIII have not been satisfied on or before the Closing Date;
(h)    by Buyer, at Buyer’s option, if any of the conditions set forth in Article VII have not been satisfied on or before the Closing Date and, following written notice thereof from Buyer to Seller specifying the reason such condition is unsatisfied (including any breach by Seller of this Agreement), such condition remains unsatisfied for a period of ten (10) Business Days after Seller’s receipt of written notice thereof from Buyer;
(i)    by Buyer if the condition set forth in Section 7.4 has not been satisfied on or before the Closing Date or by Seller if the condition set forth in Section 8.4 is not satisfied on or before the Closing Date; or
(j)    by Seller or Buyer if Closing shall not have occurred on or before June 30, 2016;
provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (a), (b) or (d) above if such Party or its Affiliates are at such time in material breach of any provision of this Agreement.
14.2    Effect of Termination; Remedies.
(d)    If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 14.1 hereof, then, except as provided in this Section 14.2 and except for the provisions of Sections 1.1, 10.1(c) through (e), 10.2, 10.3, 13.12, this Section 14.2, Section 14.3 and Article XV (other than Sections 15.2(b), 15.7 and 15.8) and such of the defined terms set forth on Appendix I to give context to such sections, this Agreement shall forthwith become void and the Parties shall have no liability or obligation hereunder except and to the extent such termination results from the Willful Breach by a Party of any of its covenants or agreements hereunder in which case the other Party shall have the right to seek all remedies available at Law or in equity, including specific performance, for such Willful Breach; provided that if Seller is entitled to retain the Deposit as liquidated damages pursuant to Section 14.2(b), then such retention shall constitute full and complete satisfaction of any and all damages Seller may have against Buyer.
(e)    If (i) Seller has performed or is ready, willing and able to perform all of its agreements and covenants contained herein which are to be performed or observed by Seller at the Closing hereunder, (ii) Seller has the right to terminate this Agreement pursuant to Section 14.1(a) because of (A) the failure of Buyer to materially perform any of its obligations hereunder, or (B) the failure of any of Buyer’s representations and warranties hereunder to be true and correct in all material respects as of the date of this Agreement and Closing, and (iii) all conditions precedent to the obligations of Buyer set forth in Article VII (other than those actions or deliveries to occur at Closing) have been met or waived by Buyer, then, in such event, Seller, as its sole and exclusive remedy for such failure, may, terminate this Agreement and the Deposit shall be paid to Seller as liquidated damages, free of any claims of Buyer. The Parties agree upon the Deposit as liquidated damages due to the difficulty and inconvenience of measuring actual damages and the uncertainty thereof, and the Parties agree that such amount would be a reasonable estimate of Seller’s loss in the event of any such breach or failure to perform by Buyer.
(f)    If Closing does not occur for any reason other than as set forth in Section 14.2(b), then Buyer shall be entitled to the delivery of the Deposit, free of any claims by Seller with respect thereto.
(g)    The Parties shall execute such joint instructions or other instruments as necessary to cause any distribution of the Deposit that is required pursuant to the terms of this Agreement.
14.3    Return of Documentation and Confidentiality. Upon termination of this Agreement, Buyer shall return to Seller all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps and other information furnished by Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets, in each case in accordance with the Confidentiality Agreement and an officer of Buyer shall certify same to Seller in writing.
ARTICLE XV
MISCELLANEOUS
15.1    Appendices, Exhibits and Schedules. All of the Appendices, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement and its counsel has received a complete set of Appendices, Exhibits and Schedules prior to and as of the execution of this Agreement.

15.2    Expenses and Taxes.
(c)    Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, legal and accounting fees, costs and expenses.
(d)    All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Buyer shall be borne by Seller. Seller shall retain responsibility for, and shall bear and pay, all federal income Taxes and state income Taxes (including any applicable interest or penalties) incurred or imposed with respect to (i) the transactions described in this Agreement or (ii) the ownership of the Assets, the production of Hydrocarbons, or the receipt of proceeds therefrom for all periods on or prior to the Closing Date. Seller shall be responsible for and pay any and all sales Taxes, use Taxes, or other similar transfer Taxes (including related penalty, interest or legal costs) due by virtue of the sale of the Assets pursuant to this Agreement, and Seller shall remit such Taxes to the appropriate Taxing Authority on or before the due date for such Taxes. Seller and Buyer agree to cooperate with each other in demonstrating that the requirements for any applicable exemptions from such sales, use or transfer Taxes have been met. Except to the extent reflected in the computation of the Adjusted Purchase Price pursuant to Section 3.3, (i) Seller shall retain responsibility for, and shall bear and pay, all ad valorem, property, severance, production, and similar Taxes and assessments based upon or measured by the ownership of the Assets, the production of Hydrocarbons, or the receipt of proceeds therefrom (including any applicable penalties and interest) and assessed against the Assets by any Taxing Authority for any period or portion thereof prior to the Effective Time, and (ii) Buyer shall be responsible for, and shall bear and pay, all such Taxes and assessments assessed against Seller or the Assets by any Taxing Authority for any period or portion thereof that begins on or after the Effective Time. Buyer shall be responsible for delivering payment to the Taxing Authorities of all ad valorem and property Taxes for 2016 and thereafter. To the extent Buyer pays any Tax for which Seller is liable under this Agreement, Seller shall reimburse Buyer for such amount within five (5) Business Days of receipt of written notice from Buyer requesting such reimbursement. Seller and Buyer shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns relating to the Assets transferred by Seller to Buyer (regardless of whether the period in question with respect to such filings falls before or after the Closing Date), and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the requesting Party’s request and reasonable reimbursement of costs) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of material provided hereunder.
15.3    Assignment. This Agreement may not be assigned by Buyer without prior written consent of Seller, provided, however, that each of NonOp III and NonOp IV may assign, in its sole discretion, all or part of its rights, interests and obligations hereunder to any of its Affiliates upon notification to Seller, provided that such assignee assumes and agrees to be bound by the obligations and responsibilities of Buyer under this Agreement. In the event that Buyer assigns all or part of its rights, interests and obligations hereunder to an Affiliate or Seller consents to any other assignment by Buyer, such assignment shall not relieve Buyer of any obligations and responsibilities hereunder. Any assignment or other transfer by Buyer or its successors and assigns of any of the Assets shall not relieve Buyer or its successors or assigns of any of their obligations (including indemnity obligations) hereunder, as to the Assets so assigned or transferred.
15.4    Preparation of Agreement. Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.
15.5    Publicity. Seller and Buyer shall promptly consult with each other with regard to all press releases or other public or private announcements issued or made at or prior to Closing concerning this Agreement or the transactions contemplated herein, and, except as may be required by applicable Laws or the applicable rules and regulations of any Governmental Authority or stock exchange, (i) neither Buyer nor Seller shall issue any such press release or other public or private announcement without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed, or (ii) Seller shall not issue any such press release or other public or private announcement containing any reference to Castlelake LP or any of its Affiliates, without the prior written consent of Buyer.
15.6    Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by facsimile or other electronic transmission (provided any such facsimile or other electronic transmission is confirmed either orally or by written confirmation), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:
If to Seller:
Vanguard Operating, LLC
5847 San Felipe
Suite 3000
Houston, Texas 77057
Attention: Mark S. Carnes
Email: mcarnes@vnrllc.com
With additional copy to (which shall not constitute notice to Buyer):
Doherty & Doherty LLP
1717 St. James Place, Suite 520
Houston, Texas 77056
Attention: J. Patrick Doherty
Email: pat@doherty-law.com

If to Buyer:

NonOp Solutions III, L.P.
NonOp Solutions IV LP
4600 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
Attention: General Counsel
Email: notices@castlelake.com

With additional copy to (which shall not constitute notice to Buyer):

Titanium Exploration Partners, LLC
2100 McKinney Avenue, Suite 1770
Dallas, Texas 75201
Attention: Charles B. Simmons, Jr., CEO
Email: simmons@titaniumep.com

With additional copy to (which shall not constitute notice to Buyer):

Thompson & Knight LLP
98 San Jacinto, Suite 1900
Austin, Texas 78701
Attention: Sarah E. McLean
Email: sarah.mclean@tklaw.com

Any notice given in accordance herewith shall be deemed to have been given only when delivered to the addressee in person, or by courier, or transmitted by facsimile or other electronic transmission during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). The Parties hereto may change the address and facsimile numbers to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 15.6.
15.7    Further Cooperation. After Closing, Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer, and shall take such other actions as any Party may reasonably request, to convey and deliver the Assets to Buyer, to perfect Buyer’s title thereto, and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement.
15.8    Filings, Notices and Certain Governmental Approvals. Promptly after Closing Buyer shall (a) record all assignments executed at Closing in the records of the applicable

Governmental Authority (including any federal or state agencies, if applicable), (b) if applicable, send notices to vendors supplying goods and services for the Assets and to the operator of such Assets of the assignment of such Assets to Buyer, (c) actively pursue the unconditional approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer and (d) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the Liabilities assumed by Buyer hereunder, in each case, that shall not have been obtained prior to Closing. Buyer obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.
15.9    Entire Agreement; Conflicts. THIS AGREEMENT, THE APPENDICES, EXHIBITS AND SCHEDULES HERETO, THE TRANSACTION DOCUMENTS AND THE CONFIDENTIALITY AGREEMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF. THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND NEITHER SELLER NOR BUYER SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES AND EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 15.9.
15.10    Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that only a Party and its respective successors and assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so).
15.11    Amendment. This Agreement may be amended only by an instrument in writing executed by the Parties hereto against whom enforcement is sought.

15.12    Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of Seller or Buyer or their respective officers, employees, agents, or representatives and no failure by Seller or Buyer to exercise any of its rights under this Agreement shall, in each case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. The rights of Seller and Buyer under this Agreement shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.
15.13    Governing Law; Jurisdiction.
(a)    Except to the extent that the Laws of the State of Oklahoma are mandatorily applicable to the Assignment in connection with the conveyances of property interests involving real property located in the State of Oklahoma, this Agreement and any claim, controversy or dispute arising under or related to this Agreement or the transactions contemplated hereby or the rights, duties and relationship of the parties hereto and thereto, shall be governed by and construed and enforced in accordance with the laws of the State of Texas, excluding any conflicts of law, rule or principle that might refer construction of provisions to the Laws of another jurisdiction.
(b)    The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby shall be in any state or federal court in Houston, Texas and each of the Parties hereto irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts. The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.
(c)    To the extent that any Party hereto or any of its Affiliates has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 15.13(b).
(d)    THE PARTIES HERETO AGREE THAT THEY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVE THE RIGHT TO TRIAL

BY JURY IN ANY ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
15.14    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
15.15    Removal of Name. As promptly as practicable, but in any case within thirty (30) days after the Closing Date, Buyer shall eliminate the names “Vanguard”, “Vanguard Operating” and any variants thereof from the Assets and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.
15.16    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature to this Agreement or any other Transaction Document delivered by a Party by facsimile, PDF or other electronic transmission shall be deemed an original signature to such document.
[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first written above.
SELLER:

VANGUARD OPERATING, LLC

By:    /s/ Scott W. Smith
Name:    Scott W. Smith
Title:    President and Chief Executive Officer

BUYER:

NONOP SOLUTIONS III, L.P.

By:    NOS III GP, LLC,
        its General Partner

By:    /s/ Judd Gilats
Name:    Judd Gilats
Title:    Vice President

NONOP SOLUTIONS IV LP

By:    NOS IV GP LLC,
        its General Partner

By:    /s/ Judd Gilats
Name:    Judd Gilats
Title:    Vice President

APPENDIX I
DEFINED TERMS
“Accounting Arbitrator” shall have the meaning set forth in Section 3.7.
“Adjusted Purchase Price” shall have the meaning set forth in Section 3.3.
“AFEs” shall have the meaning set forth in Section 4.13.
“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Deductible” shall mean two percent (2%) of the Purchase Price.
“Agreement” shall have the meaning set forth in the introductory paragraph herein.
“Allocated Values” shall have the meaning set forth in Section 3.8.
“Applicable Contracts” shall mean all Contracts to which Seller is a party or is bound relating to any of the Assets, or to which the Properties are subject, including: confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; crossing agreements; letters of no objection; and other similar contracts and agreements (including those Contracts identified on Exhibit A-2), but exclusive of any master service agreements and Contracts relating to the Excluded Assets.
“Assets” shall have the meaning set forth in Section 2.1.
“Assignment” shall mean the Assignment and Bill of Sale from Seller to Buyer, pertaining to the Assets, substantially in the form attached to this Agreement as Exhibit B.
“Assumed Obligations” shall have the meaning set forth in Section 13.1.
"BIA/BLM Leases" shall have the meaning set forth in Section 6.8(a).

“Burden” shall mean any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests and other burdens upon, measured by or payable out of production.

“Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in Houston, Texas are generally open for business.

Appendix I-1

“Buyer” shall have the meaning set forth in the introductory paragraph herein.
“Buyer Indemnified Parties” shall have the meaning set forth in Section 13.2.
“Buyer’s Representatives” shall have the meaning set forth in Section 10.1(a).
“Claim Notice” shall have the meaning set forth in Section 13.7(b).
“Closing” shall have the meaning set forth in Section 9.1.
“Closing Date” shall have the meaning set forth in Section 9.1.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” shall mean that certain Confidentiality Agreement between Vanguard Natural Resources, LLC and Titanium Exploration Partners, LLC dated as of January 20, 2016.
“Consent” shall have the meaning set forth in Section 4.4.
“Contract” shall mean any written or oral contract, agreement, agreement regarding indebtedness, indenture, debenture, note, bond, loan, collective bargaining agreement, lease, mortgage, franchise, license agreement, purchase order, binding bid, commitment, letter of credit or any other legally binding arrangement, including farmin and farmout agreements; participation, exploration and development agreements, area of mutual interest agreements, crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements, operating agreements, balancing agreements, unitization agreements, processing agreements, facilities or equipment leases, and other similar Contracts, but excluding, however, any Lease, easement, right-of-way, permit or other instrument creating or evidencing an interest in the Assets or any real or immovable property related to or used in connection with the operations of any Assets.
“Cure Period” shall have the meaning set forth in Section 11.2(c).
“Customary Post -Closing Consents” shall mean the consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer that are customarily obtained after the assignment of properties similar to the Assets; provided such Governmental Authorities are, pursuant to applicable Law, without discretion to refuse to grant such consents or approvals if certain specifically enumerated conditions set forth in such applicable Law are satisfied.
“Decommission” shall mean all dismantling and decommissioning activities and obligations as are required by Law, any Governmental Authority or agreements including all well plugging, replugging and abandonment, facility dismantlement and removal, pipeline and flowline removal, dismantlement and removal of all other property of any kind related to or associated with operations or activities and associated site clearance, site restoration and site remediation.
“Deed” shall mean the Deed from Seller to Buyer, pertaining to the mineral interests included in the Assets, substantially in the form attached to this Agreement as Exhibit F.

Appendix I-2

“Defect Claim Date” shall have the meaning set forth in Section 11.2(a).
“Defensible Title” shall mean such title of Seller with respect to the Assets that, as of the Effective Time and the date hereof and subject to Permitted Encumbrances:
(a)    with respect to each Property shown in Exhibit A, Exhibit A-1, Exhibit A-2 or Schedule 3.8 (but limited to any depth restrictions contained in Exhibit A or Exhibit A-1), entitles Seller to receive not less than the Net Revenue Interest set forth in Exhibit A, Exhibit A-1, Exhibit A-2 or Schedule 3.8 for such Well or Lease (but limited to any depth restrictions contained in Exhibit A or Exhibit A-1), except for (i) decreases in connection with those operations in which Seller or its successors or assigns may from and after the date of this Agreement elect to be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the date of this Agreement of pools or units, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (iv) as otherwise set forth in Exhibit A or Exhibit A-1;
(b)    with respect to each Property shown in Exhibit A, Exhibit A-1, Exhibit A-2 or Schedule 3.8 (but limited to any depth restrictions contained in Exhibit A or Exhibit A-1), obligates Seller to bear not more than the Working Interest set forth in Exhibit A, Exhibit A-1, Exhibit A-2 or Schedule 3.8 for such Property (but limited to any depth restrictions contained in Exhibit A or Exhibit A-1), except (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, (ii) increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest, and (iii) as otherwise set forth in Exhibit A or Exhibit A-1; and
(c)    is free and clear of all Encumbrances.
“Deposit” shall have the meaning set forth in Section 3.2(a).
“Dispute Notice” shall have the meaning set forth in Section 3.6.
“DOJ” shall mean the Department of Justice.
“Effective Time” shall mean 7:00 a.m. (Central Time) on January 1, 2016.
“Encumbrance” shall mean any lien, mortgage, security interest, pledge, charge or similar encumbrance.
“Environmental Arbitrator” shall have the meaning set forth in Section 12.1(e).
“Environmental Condition” shall mean (a) a condition existing on the date of this Agreement with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes the Assets (or Seller with respect to an Asset) not to be in compliance with any Environmental Law or (b) the existence as of the date of this Agreement with respect to the Assets or their operation

Appendix I-3

thereof of any environmental pollution, contamination or degradation where remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws.
“Environmental Defect” shall mean an Environmental Condition with respect to the Assets (viewed collectively, if the same or similar Environmental Condition affects more than one Asset included in the Assets) that is not set forth in Schedule 4.14.
“Environmental Defect Notice” shall have the meaning set forth in Section 12.1(a).
“Environmental Laws” shall mean all applicable Laws in effect as of the date of this Agreement, including common Law, relating to the protection of the public health, welfare and the environment, including, those Laws relating to the storage, handling and use of chemicals and other Hazardous Substances and those Laws relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority.
“Escrow Agent” shall mean U.S. Bank National Association.
“Escrow Agreement” shall mean the agreement substantially in the form attached to this Agreement as Exhibit E.
“Escrow Termination Date” shall have the meaning set forth in Section 13.9.
“Excluded Assets” shall mean (a) all of Seller’s corporate minute books, financial records and other business records that relate to Seller’s business generally (including the ownership and operation of the Assets); (b) all trade credits, all accounts, all receivables and all other proceeds, income or revenues attributable to the Assets and attributable to any period of time prior to the Effective Time; (c) subject to Section 11.3, all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property; (d) all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time; (e) all claims of Seller for refunds of, rights to receive funds from any Governmental Authority or loss carry forwards with respect to (i) production or any other Taxes attributable to any period prior to the Effective Time, (ii) income or franchise Taxes borne by Seller or attributable to any period prior to the Effective Time or (iii) any Taxes attributable to the Excluded Assets; (f) all personal computers and associated peripherals and all radio and telephone equipment; (g) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (h) all documents and instruments of Seller that may be protected by an attorney-client privilege (excluding the Leases, Applicable Contracts, surface rights and title opinions primarily relating to the Assets and any work product related thereto); (i) all data that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties; (j) documents prepared or received by Seller with respect to (i) lists of prospective purchasers for such transactions compiled by Seller, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Seller of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller, its respective representatives, and any

Appendix I-4

prospective purchaser other than Buyer and (v) correspondence between Seller or any of its respective representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (k) any offices, office leases and any personal property located in or on such offices or office leases; (l) any leases and other assets specifically listed in Exhibit C; (m) any debt instruments; (n) all swap, forward, future or derivative transactions or options or other similar Contracts to which Seller or its Affiliates may be a party; (o) all claims and causes of action of Seller arising under or with respect to any Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds) but only to the extent a specific written claim with respect thereto has been delivered to the Buyer by Seller on or before the first anniversary of Closing; (p) all audit rights arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Buyer, but only to the extent a specific written claim with respect thereto has been delivered to the Buyer by Seller on or before the first anniversary of Closing; and (q) any assets described in Section 2.1(e), Section 2.1(f) or Section 2.1(i) to the extent transfer is subject to a Consent not obtained pursuant to Section 11.4.
“Final Price” shall have the meaning set forth in Section 3.6.
“Final Settlement Statement” shall have the meaning set forth in Section 3.6.
“FTC” shall mean the Federal Trade Commission.
“GAAP” shall mean United States generally accepted accounting principles.
“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or Taxing Authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.
“Hard Consent” shall mean a Consent (except for a Customary Post-Closing Consent) that, under the terms of the applicable agreement, will, if not obtained in advance of assignment, (a) void or nullify the assignment of the Assets affected thereby, (b) terminate or materially impair Seller’s interest in such Assets or (c) result in the payment of a material amount of liquidated damages by Buyer.
“Hazardous Substances” shall mean any pollutants, contaminants, toxins or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including NORM and other substances referenced in Section 12.2.
“HSR Act” shall mean the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.

Appendix I-5

“Imbalances” shall mean all Well Imbalances and Pipeline Imbalances.
“Indemnified Party” shall have the meaning set forth in Section 13.7(a).
“Indemnifying Party” shall have the meaning set forth in Section 13.7(a).
“Indemnity Escrow” shall have the meaning set forth in Section 3.2(b).
“Individual Environmental Threshold” shall have the meaning set forth in Section 12.1(d).
“Individual Title Defect Threshold” shall have the meaning set forth in Section 11.2(i).
“Interim Period” shall mean that period of time commencing with the Effective Time and ending at 7:00 a.m. (Central Time) on the Closing Date.
“Knowledge” shall mean (a) with respect to Seller, the actual knowledge (without investigation) of Scott W. Smith, Mark Carnes, Jerry Foster and Hamel Reinmiller, and (b) with respect to Buyer, the actual knowledge (without investigation) of Charles B. Simmons, Jr. and Scott Bradford.
“Lands” shall have the meaning set forth in Section 2.1(b).
“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.
“Leases” shall have the meaning set forth in Section 2.1(a).
“Liabilities” shall mean any and all claims, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines and costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage or environmental damage or remediation.
“Material Adverse Effect” shall mean an event or circumstance that, individually or in the aggregate, results in a material adverse effect on the ownership, operation or value of the Assets taken as a whole or a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that a Material Adverse Effect shall not include any material adverse effects resulting from: (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates) in the area in which the Assets are located, the United States or worldwide; (c) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Assets are located; (d) acts of God, including hurricanes, storms or other naturally occurring events; (e) acts or failures to act of Governmental Authorities; (f) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (g) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (h) a change in Laws from and after the date of this

Appendix I-6

Agreement; (i) any reclassification or recalculation of reserves in the ordinary course of business; (j) changes in the prices of Hydrocarbons; (k) a change in Laws and any interpretations thereof from and after the date of this Agreement; and (l) natural declines in well performance.
“Material Contracts” shall have the meaning set forth in Section 4.8(a).
“Net Revenue Interest” shall mean, with respect to any Well or Lease (but limited to the depths, if any, set forth on Exhibit A or Exhibit A-1 for such Well or Lease) the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well or Lease (but limited to the depths, if any, set forth on Exhibit A or Exhibit A-1 for such Well or Lease) after giving effect to all Burdens.
“NonOp III” shall have the meaning set forth in the introductory paragraph herein.
“NonOp IV” shall have the meaning set forth in the introductory paragraph herein.
“Non-Operated Assets” shall mean all Assets other than the Seller Operated Assets.
“NORM” shall mean naturally occurring radioactive material.
“Operating Expenses” shall have the meaning set forth in Section 2.3.
“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.
“Permitted Encumbrances” shall mean:
(a)    the terms and conditions of all Leases and all Burdens if the net cumulative effect of such Leases and Burdens does not operate to reduce the Net Revenue Interest of Seller with respect to any Well or Lease to an amount less than the Net Revenue Interest set forth in Exhibit A, Exhibit A-1 or Schedule 3.8 for such Well or Lease (but limited to the depths, if any, set forth on Exhibit A or Exhibit A-1 for such Well or Lease), and does not obligate Seller to bear a Working Interest with respect to any Well or Lease in any amount greater than the Working Interest set forth in Exhibit A, Exhibit A-1 or Schedule 3.8 for such Well or Lease (unless the Net Revenue Interest for such Well or Lease is greater than the Net Revenue Interest set forth in Exhibit A, Exhibit A-1 or Schedule 3.8 in the same proportion as any increase in such Working Interest);
(b)    preferential rights to purchase and required consents to assignment to the extent such rights and consents (i) have been complied with in connection with the transactions contemplated by this Agreement or (ii) apply to any future transactions with respect to the Assets;
(c)    liens for Taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business;
(d)    Customary Post-Closing Consents;
(e)    conventional rights of reassignment;

Appendix I-7

(f)    such Title Defects as Buyer may have waived (or deemed to be waived);
(g)    all applicable Laws and all rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license or permit;
(h)    rights of a common owner of any interest in rights-of-way, permits or easements held by Seller and such common owner as tenants in common or through common ownership;
(i)    easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the purpose of operations, facilities, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines and other like purposes, or for the joint or common use of the lands situated on the outer continental shelf, rights-of-way, facilities and equipment, which, in each case, do not materially impair the operation or use of the Assets as currently operated and used;
(j)    vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of Seller;
(k)    liens created under Leases and/or operating agreements or by operation of Law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Seller;
(l)    failure of the records of any Governmental Authority to reflect Seller as the owner of an Asset, provided that the instruments evidencing the conveyance of such title to Seller from its immediate predecessor in title are recorded in the real property, conveyance, or other records of the applicable county;
(m)    any Encumbrance affecting the Assets that is discharged by Seller at or prior to Closing;
(n)    any matters referenced and set forth in Exhibit A or Exhibit A-1 and all litigation set forth in Schedule 4.7; and
(o)    the Leases and all other Encumbrances, Contracts (including the Applicable Contracts), instruments, obligations, defects and irregularities affecting the Assets that individually or in the aggregate are not such as to materially interfere with the operation or use of any of the

Appendix I-8

Assets (as currently operated and used), do not reduce the Net Revenue Interest of Seller with respect to any Well or Lease to an amount less than the Net Revenue Interest set forth in Exhibit A-1 for such Well or Lease (but limited to the depths, if any, set forth on Exhibit A-1 for such Well or Lease), and do not obligate Seller to bear a Working Interest with respect to a currently producing formation in any Well or Lease in any amount greater than the Working Interest set forth in Exhibit A-1 for such Well or Lease (unless the Net Revenue Interest for such Well or Lease is greater than the Net Revenue Interest set forth in Exhibit A-1 in the same proportion as any increase in such Working Interest).
“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.
“Personal Property” shall have the meaning set forth in Section 2.1(g).
“Pipeline Imbalance” shall mean any marketing imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by Seller under any Contract relating to the purchase and sale, gathering, transportation, storage, processing or marketing of Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets actually delivered by Seller pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.
“Preferential Purchase Right” shall have the meaning set forth in Section 4.10.
“Preliminary Settlement Statement” shall have the meaning set forth in Section 3.5.
“Properties” shall have the meaning set forth in Section 2.1(d).
“Purchase Price” shall have the meaning set forth in Section 3.1.
“Records” shall have the meaning set forth in Section 2.1(i).
“Remediation” shall mean, with respect to an Environmental Condition, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions required under Environmental Laws to correct or remove such Environmental Condition.
“Remediation Amount” shall mean, with respect to an Environmental Condition, the present value as of the Closing Date of the cost (net to Seller’s interest prior to the consummation of the transactions contemplated by this Agreement) of the most cost effective Remediation of such Environmental Condition.
“Seller” shall have the meaning set forth in the introductory paragraph of this Agreement.
“Seller Indemnified Parties” shall have the meaning set forth in Section 13.3..

Appendix I-9

“Seller Operated Assets” shall mean Assets operated by Seller or its Affiliates.
“Seller Retained Obligations” shall mean those obligations and Liabilities arising from, based upon, related to or associated with Seller’s ownership or operation of the Assets, but only to the extent arising out of or related to:
(a)    actual or claimed Third Party personal injury or death or property damage (other than to the Assets) attributable to events occurring prior to the Closing Date (including to the extent caused by any matter or circumstance relating to Environmental Laws, the release of materials into the environment or protection of the environment or public health);
(b)    Third Party claims for the underpayment of royalties, overriding royalties or other similar burdens payable out of production prior to the Effective Time;
(c)    the offsite disposal or transportation of any Hazardous Substances from the Assets prior to the Closing Date to any location not on the Assets;
(d)    claims by (i) individual Persons that are employees or consultants (or former employees or consultants) of Seller relating to the terms of employment or compensation for services, or (ii) an Affiliate of Seller; or
(e)    any other claims against Seller attributable to events occurring prior to the Closing Date but only to the extent such claims are covered and paid by Seller’s liability insurance policies.
“Tax” or “Taxes” shall mean (a) any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, license tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, environmental tax, inventory tax, occupancy tax, severance tax, withholding tax, payroll tax, employment tax, gift tax, estate tax or inheritance tax, wealth tax, other import or export duties), levy, assessment, tariff or impost (including any related fine, penalty or interest imposed with respect thereto), imposed by or on behalf of any Taxing Authority and (b) any liability in respect of any items described in clause (a) payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of Law) or otherwise.
“Taxing Authority” shall mean, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.
“Tax Return” means any report, return, declaration, claim for refund, election, disclosure, estimate, information report or return or statement required to be supplied to a Taxing Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.
“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement or any officer or director of any Party or Affiliate of any Party.

Appendix I-10

“Third Party Claim” shall have the meaning set forth in Section 13.7(b).
“Title Arbitrator” shall have the meaning set forth in Section 11.2(j).
“Title Benefit” shall mean any right, circumstance or condition that operates (a) to increase the Net Revenue Interest of Seller in any Well or Lease above that shown for such Well or Lease in Exhibit A, Exhibit A-1 or Schedule 3.8 to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest therein above that shown in Exhibit A, Exhibit A-1 or Schedule 3.8, or (b) to decrease the Working Interest of Seller in any Well or Lease below that shown for such Well or Lease in Exhibit A, Exhibit A-1 or Schedule 3.8 to the extent the same causes a decrease in Seller’s Working Interest that is proportionately greater than the decrease in Seller’s Net Revenue Interest therein below that shown in Exhibit A, Exhibit A-1 or Schedule 3.8.
“Title Benefit Amount” shall have the meaning set forth in Section 11.2(e).
“Title Benefit Notice” shall have the meaning set forth in Section 11.2(b).
“Title Benefit Property” shall have the meaning set forth in Section 11.2(b).
“Title Defect” shall mean any Encumbrance, defect or other matter that causes Seller not to have Defensible Title in and to any Well, Lease or section listed on Schedule 3.8 as of the Effective Time; provided that the following shall not be considered Title Defects:
(a)    defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s superior claim of title to the relevant Asset;
(b)    defects based on a gap in Seller’s chain of title in the applicable federal, state or county records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain which documents shall be included in a Title Defect Notice;
(c)    defects based upon the failure of Seller to record any Leases or any assignments of interests in such Leases in any applicable county records;
(d)    defects based on the failure to recite marital status in a document or omission of successors or heirship or estate proceedings;
(e)    any Encumbrance (including mortgages) on the lands subject to the Leases, regardless of whether such Encumbrance has been subordinated to the applicable Lease provided such Encumbrances do not also attach to the Leases;
(f)    defects that affect only which Person has the right to receive royalty payments (rather than the amount or the proper payment of such royalty payment);
(g)    defects based solely on: (i) lack of information in Seller’s files; (ii) references to an unrecorded document(s) to which neither Seller or any Affiliate is a party, if such

Appendix I-11

document is dated earlier than January 1, 1960 and is not in Seller’s files; or (iii) Tax assessment, Tax payment or similar records (or the absence of such activities or records);
(h)    defects based upon the exercise of any Preferential Purchase Rights or failure to obtain any Consent; and
(i)    defects that have been cured by applicable Laws of limitations or presumptions.
“Title Defect Amount” shall have the meaning set forth in Section 11.2(g).
“Title Defect Notice” shall have the meaning set forth in Section 11.2(a).
“Title Defect Property” shall have the meaning set forth in Section 11.2(a).
“Title Indemnity Agreement” shall have the meaning set forth in Section 11.2(d)(ii).
“Transaction Documents” shall mean those documents executed pursuant to or in connection with this Agreement.
“Transition Services Agreement” means the agreement substantially in the form of Exhibit D.
“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.
“Units” shall have the meaning set forth in Section 2.1(d).
“Wells” shall have the meaning set forth in Section 2.1(c).
“Well Imbalance” shall mean any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well to which Seller is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.
“Willful Breach” means, with respect to any Party, that such Party does one or more of the following: (a) such Party willfully and intentionally breaches in any material respect (by refusing to perform or by taking an action prohibited) any material pre-Closing covenant applicable to such Party, (b) such Party intentionally misrepresents any of the matters covered by its representations and warranties under this Agreement as of the date hereof, or (c) such Party willfully and intentionally causes any of its representations and warranties under this Agreement to not be true and correct in all material respects as of the Closing Date.
“Working Interest” shall mean, with respect to any Well or Lease (but limited to the depths, if any, set forth on Exhibit A or Exhibit A-1 for such Well or Lease), the interest in and to such producing formation for such Well or Lease that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such producing formation for such Well or Lease, but without regard to the effect of any Burdens.

Appendix I-12

LIST OF APPENDICES, EXHIBITS AND SCHEDULES

Appendix I	―	Defined Terms

Exhibit A	―	Leases
Exhibit A-1	―	Wells
Exhibit A-2	―	Mineral Fee Interests and Overriding Royalty Interests
Exhibit B	―	Form of Assignment and Bill of Sale
Exhibit C	―	Excluded Assets
Exhibit D	―	Transition Services Agreement
Exhibit E	―	Form of Escrow Agreement
Exhibit F	―	Form of Deed

Schedule 3.8	―	Allocated Values
Schedule 4.4	―	Consents
Schedule 4.7	―	Litigation
Schedule 4.8	―	Material Contracts
Schedule 4.9	―	Violation of Laws
Schedule 4.10	―	Preferential Rights
Schedule 4.11	―	Royalties; Suspense
Schedule 4.12	―	Imbalances
Schedule 4.13	―	Current Commitments
Schedule 4.14	―	Environmental
Schedule 4.15	―	Production Taxes
Schedule 6.1	―	Conduct of Business
Schedule 6.4	―	Governmental Bonds
Schedule 13.1	―	Retained Litigation

Appendix I-1